Exhibit 2.1

EXECUTION COPY

ACQUISITION AGREEMENT

by and among

C-COR.NET CORP.,

BROADBAND MANAGEMENT SOLUTIONS, LLC

and

BROADBAND ROYALTY CORPORATION,

(as Buyer)

ALOPA NETWORKS, INC.

(as Seller)

and

ALOPA NETWORKS PRIVATE LTD.

May 10, 2004

3.18. Intellectual Property	27

3.19. Books and Records	29

3.20. Accounts	29

3.21. Transactions with Affiliates	29

3.22. Solvency	29

3.23. Disclosure	29

3.24. Seller Subsidiary.	30

3.25. Brokers	31

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	31

4.1. Organization and Authority	31

4.2. Authorization; Binding Obligation	31

4.3. No Violations	31

4.4. Cash; Solvency	32

ARTICLE V CERTAIN COVENANTS	32

5.1. Information	32

5.2. Ancillary Agreements	33

5.3. Tax Reporting and Allocation of Consideration	33

5.4. Tax Matters	34

5.5. Employees and Employee Benefits; Options.	36

5.6. Notice to Buyer	38

5.7. Conduct of the Business	39

5.8. Company Covenant Not to Compete; Nonsolicitation	41

5.9. Material Consents	41

5.10. Notice to Customers	42

5.11. Confidentiality	42

5.12. Estoppel Certificates	42

5.13. Accounts Receivable and Related Claims	42

5.14. Exclusive Dealing	43

5.15. Settlement of Litigation	44

5.16. Intangible Asset Information	44

5.17. Financial Statements	44

5.18. Governmental Permits	44

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5.19. Satisfaction of Excluded Liabilities; Corporate Existence	44

5.20. Bulk Sales	44

ARTICLE VI CLOSING	45

6.1. Conditions Precedent to Each Party’s Obligations	45

6.2. Conditions Precedent to Buyer’s Obligations	45

6.3. Conditions Precedent to Seller’s Obligations	48

ARTICLE VII INDEMNIFICATION; ESCROW	49

7.1. Survival of Representations and Warranties and Covenants	49

ARTICLE VIII TERMINATION	51

8.1. Termination	51

8.2. Procedure and Effect of Termination	51

8.3. Waiver	52

ARTICLE IX MISCELLANEOUS	52

9.1. Notices	52

9.2. Expenses	53

9.3. Entire Agreement	53

9.4. Assignment; Binding Effect; Severability	53

9.5. Governing Law	54

9.6. Execution in Counterparts	54

9.7. Public Announcement	54

9.8. No Third Party Beneficiaries	54

9.9. Further Assurances	54

9.10. Interpretation	54

9.11. Amendments	55

iii

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”) is dated as of May 10, 2004 by and among Alopa Networks, Inc. a Delaware corporation, (“Seller”) and Alopa Networks Private Ltd., an Indian corporation (“Seller Subsidiary” and together with Seller, “Seller Group”), and C-COR.net Corp., a Pennsylvania corporation (“C-COR”), Broadband Royalty Corporation, a Delaware corporation and subsidiary of C-COR (“BRC”) and Broadband Management Solutions, LLC, a Delaware limited liability company and subsidiary of C-COR (“BMS,” and together with BRC and C-COR, “Buyer”).

RECITALS

WHEREAS, Seller is engaged in the Business; and

WHEREAS, Seller is the owner of all of the equity interests of Seller Subsidiary, except for (i) one equity share of the face value Indian Rupees 100.00 of Seller Subsidiary owned by R. Maniappan (the “Maniappan Share”) and (ii) one equity share of the face value Indian Rupees 100.00 of Seller Subsidiary owned by Vijaya Verma (the “Verma Share”); and

WHEREAS, the Board of Directors of Seller and the Boards of Directors of Buyer have determined that Seller’s sale of certain assets and liabilities of the Seller, including all of its equity interests of Seller Subsidiary, to Buyer on the terms and conditions set forth herein (the “Sale”) is consistent with and in furtherance of the long-term business strategies of Seller and Buyer, and is fair to, and in the best interests of Seller and Buyer, respectively, and their respective stockholders; and

WHEREAS, Seller will transfer certain assets and liabilities of the Seller to Buyer, and Buyer will accept such assets and assume such liabilities from Seller, on the terms and conditions set forth herein. Seller and Buyer will enter into the Escrow Agreement (as hereinafter defined), assumption agreements and other ancillary agreements, including a bill of sale and an assignment agreement, regarding certain actions relating to implementation of the transactions contemplated hereby (the “Ancillary Agreements”); and

WHEREAS, simultaneously with the execution and delivery of this Agreement, as a material inducement to Buyer to enter into this Agreement, certain stockholders of Seller holding shares of common stock and preferred stock of Seller are entering into Voting Agreements to approve this Agreement, the Sale and the other transactions contemplated hereby in the form attached hereto as Exhibit 1.0 (the “Voting Agreements”); and

WHEREAS, Buyer and Seller acknowledge that this Agreement and the agreements attached as exhibits hereto collectively constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and are parts of an integrated arrangement between the parties with respect to the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities, and that separate agreements have been used for the sake of convenience.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“Accounting Principles” shall have the meaning set forth in Section 3.4.

“Accounts Payable” shall have the meaning set forth in Section 3.20.

“Accounts Receivable” shall have the meaning set forth in Section 3.20.

“Affiliate” of a Person means any Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” means (A) such Person or any subsidiary of such Person owns in excess of a majority of the outstanding equity or voting securities or interests or (B) such Person or any subsidiary of such Person has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

“Agreement” shall have the meaning set forth in the Recitals.

“Ancillary Agreements” shall have the meaning set forth in the Recitals.

“Appraisal” shall have the meaning set forth in Section 5.18.

“Asset Acquisition Statement” shall have the meaning set forth in Section 5.3.

“Assumed Liabilities” shall have the meaning set forth in Section 2.2.

“Balance Sheet” shall mean the pro forma balance sheet as of March 31, 2004, relating to Seller Group and attached hereto as Exhibit 1.1.

“BRC” shall have the meaning set forth in the Recitals.

“Business” shall mean the service activation software research, development, distribution, marketing, sales and licensing, business conducted by Seller Group, on the date hereof and at any time from the date hereof until Closing, and any other business of Seller Group. Business shall exclude Excluded Liabilities.

“Business Day” means a day which is not a Saturday, a Sunday or a statutory or civic holiday in the Commonwealth of Pennsylvania.

“Business Employees” means all individuals who are employed by Seller or Seller Subsidiary in relation to the Business.

“Business Financial Statements” shall have the meaning set forth in Section 3.4.

“Business Intellectual Property” shall have the meaning set forth in Section 3.18.

“Buyer” shall have the meaning set forth in the Recitals.

“Buyer Material Adverse Effect” means any change or effect (or series of related changes or effects) which has had or could have a material adverse change in or effect upon the business, condition (financial or otherwise), properties, results of operations or prospects of C-COR, BRC or BMS; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Buyer Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industries as a whole in which Buyer participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Buyer has material operations or sales; (ii) any change resulting from the announcement or pendency of the Sale; or (iii) any material change resulting solely from compliance by Buyer with the terms of, or the taking of any action explicitly required by, this Agreement.

“Buyer’s Working Capital Certificate” shall have the meaning set forth in the Section 2.7.

“Closing” shall have the meaning set forth in Section 2.4.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.8.

“Closing Date” shall have the meaning set forth in Section 2.4.

“Closing Working Capital” means the Working Capital as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of any member of Seller Group or the Business that is not already generally available to the public.

“Contract” or “Contracts” shall mean all contracts, contractual rights, agreements, leases, purchase orders, warranty rights, sales order or any other agreement relating to the Business, the Purchased Assets or the Assumed Liabilities, whether oral or written.

“Damage” or “Damages” means any and all losses, liabilities, damages including, punitive, special, exemplary and consequential, penalties, obligations, awards, fines, deficiencies, diminution in value, interest, claims (including third party claims, whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, accountants’ and environmental consultants’ fees and disbursements).

“Encumbrance” shall mean any encumbrance of any kind whatsoever and includes any charge, claim, security interest, community property interest, mortgage, deed of trust, lien, judgment, tax lien, sewer rent, assessment, mechanics’ or materialmen’s liens, hypothecation, pledge, use, condition, occupancy, assignment, operation or ownership, easement, servitude, right of way, restriction, tenancy, encroachment or burden or any other right or claim and any restrictive covenant or other agreement, restriction or limitation of the subject property.

“Environmental Laws” shall have the meaning set forth in Section 3.12.

“Environmental Liabilities” means, regardless of whether any of the following are contained in any disclosure schedule to this Agreement or otherwise disclosed to Buyer prior to the Closing, any and all Damages, known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future, arising out of or related to:

(i) environmental conditions, including without limitation, the presence, Release, threat of Release or Management of Hazardous Substances, occurring or existing prior to the Closing Date, at, on, in, under or from the Premises, the Purchased Assets or any other property now or previously owned, operated or leased by Seller or in connection with the operation of the Business; or

(ii) environmental conditions arising from the off-site transportation, storage, treatment, recycling or disposal of Hazardous Substances prior to the Closing Date generated by or on behalf of Seller or in connection with the operation of the Business; or

(iii) any violation which occurred prior to the Closing of any then-applicable Environmental Law (including without limitation costs and expenses for pollution control or monitoring equipment required by Environmental Laws to bring the Business into compliance with Environmental Laws and fines, penalties and reasonable defense costs incurred for such reasonable time after the Closing to come into compliance).

“equitable principles” shall mean, with respect to any contract or agreement, (i) bankruptcy, insolvency, and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances, preferential transfers and equitable subordination, and (ii) general principles of equity upon the availability of equitable remedies for the enforcement of provisions of such contract or agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (i) any corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Seller within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of Seller under Section 414(o) of the Code.

“Escrow Agreement” shall have the meaning set forth in Section 2.6.

“Escrow Fund” shall have the meaning set forth in Section 2.6.

“Estimated Purchase Price” shall have the meaning set forth in Section 2.7.

“Estoppel Certificates” shall have the meaning set forth in Section 5.12.

“Excluded Liabilities” shall have the meaning set forth in Section 2.3.

“Final Purchase Price” shall have the meaning set forth in Section 2.7.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the government of the United States of America or any non-U.S. country, or any state, province, municipality or other political subdivision thereof or therein, or any court, tribunal, agency, department, board, instrumentality, authority or commission (including regulatory and administrative bodies) of any of the foregoing.

“Governmental Permits” shall mean any and all of the governmental permits, licenses, certificates, building permits, variances, approvals, registrations, authorizations and other licenses relating to the use or occupancy of the Premises, issued to Seller Group or which are used by Seller Group in, or otherwise necessary or material to, the operation of the Business, the use by Seller Group of the Premises, or the conduct of the Business at the Premises, or which are otherwise required by law to be transferred to Buyer.

“Hazardous Substances” shall have the meaning set forth in Section 3.12.

“including” or any variation thereof means “including without limitation” and the term “including” or any variation thereof shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

“Indebtedness” means all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of the balance sheet as at the date Indebtedness is to be determined, except accounts payable which are not more than 60 days past due and accrued liabilities arising in the ordinary course of business, and in any event, shall include (i) all indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) liabilities as lessee under leases of real and/or personal property which have been or should be, in accordance with GAAP, recorded as capital leases, (iii) liabilities secured by any Encumbrance on property owned or acquired, whether or not such liability shall have been assumed, (iv) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations whether secured or not in respect of the obligations of other Persons, (v) liabilities in respect of unfunded vested benefits, (vi) reimbursement obligations in respect of letters of credit, banker’s acceptances, surety or other bonds and similar instruments whether or not matured, and (vii) all obligations arising under any consulting or noncompetition agreement entered into in connection with an acquisition of assets or the purchase of stock or other equity interests of any Person, to the extent such obligations have been capitalized.

“Independent Accountants” shall have the meaning set forth in Section 2.7.

“Independent Accountants Notice” shall have the meaning set forth in Section 2.7.

“Indemnified Person” shall have the meaning set forth in Section 7.1.

“Indemnifying Person” shall have the meaning set forth in Section 7.1.

“Initial Working Capital” shall have the meaning set forth in Section 2.7.

“Intellectual Property” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending Patent applications, and whether or not under design or development, (ii) national and multinational statutory invention registrations, Patents and all improvements to the inventions disclosed in each such registration or Patent, (iii) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) Internet domain names and registrations and applications for registration or renewals thereof registered in the United States (e.g., associated with the .com, .de, ca, .au, .net or .org top level domains) and all other nations throughout the world, (vi) computer software (including source code, object code, firmware, operating systems and specifications), (vii) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (viii) industrial designs (whether or not registered), (ix) databases and data collections, (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium (including electronic media), (xi) all rights to obtain and rights to apply for Patents, and to register trademarks and copyrights, (xii) all rights in all of the foregoing provided by treaties, conventions and common law, (xiii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (xiv) licenses to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means with respect to any representation, warranty or statement of any party to this agreement that is qualified by such party’s “knowledge,” the actual knowledge, after reasonable investigation of (i) with respect to Seller Group, Thomas Engdahl, Dianne Schreier, Timothy Gropp, Mitchell Berman or Vijaya Verma, and (ii) with respect to Buyer, David Woodle, William Hanelly or Douglas Engerman.

“Leased Real Estate” shall have the meaning set forth in Section 3.16.

“Lease” or “Leases” shall have the meaning set forth in Section 3.16.

“Leave of Absence” means an approved absence from employment that is classified as sick time, personal leave, family leave, industrial leave or Medical Leave.

“Manage” or “Management” when used with respect to Hazardous Substances, has the meaning set forth in Section 3.12.

“Maniappan Share” shall have the meaning set forth in the Recitals.

“Material Adverse Effect” means any change or effect (or series of related changes or effects) which has had or could have a material adverse change in or effect upon the business, condition (financial or otherwise), properties, results of operations or prospects of Seller or Seller Subsidiary, the Business or the Purchased Assets; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting the industries as a whole in which Seller participates, the U.S. economy as a whole or the foreign economies as a whole in any locations where Seller has material operations or sales, (ii) any change resulting from the announcement or pendency of the Sale or (iii) any material change resulting solely from compliance by Seller with the terms of, or the taking of any action explicitly required by, this Agreement.

“Medical Leave” means an absence from employment that is classified as short-term disability, long-term disability or permanent medical leave.

“member of Seller Group” shall mean either of Seller or Seller Subsidiary, as applicable.

“Multiemployer Plan” shall have the meaning ascribed thereto in Sections 3(37) and 4001(a)(3) of ERISA.

“Non-Assignable Assets” shall have the meaning set forth in Section 2.7.

“Patents” means U.S. and non-U.S. patents, patent applications and industrial design registrations together with any continuations, continuations-in-part or divisional applications thereof, all patents and industrial design registrations issuing thereon, and all patents industrial design registrations and applications claiming priority therefrom (including reissues, renewals and reexaminations of the foregoing).

“Permitted Encumbrances” means (i) the Encumbrances and exceptions set forth in Schedule 3.6; and (ii) customary imperfections in title not material in extent or amount and which, individually or in the aggregate, do not interfere with the conduct of the Business or with the use of the Purchased Assets and do not materially affect the value of the Purchased Assets, taken collectively.

“Person” means and includes any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

“Plans” shall have the meaning set forth in Section 3.10.

“Premises” means the Leased Real Estate.

“Projected Indemnity Amount” shall have the meaning set forth in Section 7.1.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchased Business Intellectual Property” shall mean the Business Intellectual Property owned by Seller and conveyed to Buyer as a Purchased Asset.

“Release” shall have the meaning set forth in Section 3.12.

“Remediation” means investigation, cleanup, remedial action or other response action.

“Restricted Person” shall mean Thomas Engdahl and Vijaya Verma.

“Restricted Person Agreement” shall have the meaning set forth in Section 6.2.

“Returns” means all returns, declarations, reports, statements and other documents required under a Tax Law to be filed with a Governmental Authority in respect of Taxes, and includes any Forms W-2, 1099 or similar documents required under any Tax Law to be provided to a person other than a Governmental Authority (and “Return” means any one of the foregoing Returns).

“Sale Bonus Plan” means any obligation or liability arising from or relating to a bonus program to be adopted by Seller to entitle employees of Seller to payments from a portion of the Purchase Price.

“Seller” shall have the meaning set forth in the Recitals.

“Seller Subsidiary” shall have the meaning set forth in the Recitals.

“Seller’s Working Capital Certificate” shall have the meaning set forth in Section 2.7.

“Seller Subsidiary Equity Interests” shall mean all of the outstanding equity interests in Seller Subsidiary (including the Verma Share), other than the Maniappan Share.

“Single Employer Plan” shall mean (i) any defined benefit described in Section 4001(a)(15) of ERISA, (ii) any other employee retirement plan subject to the funding rules of Section 412 of the Code, or (iii) any comparable retirement or pension plan with respect to employees of Seller Subsidiary

“Statement of Allocation” shall have the meaning set forth in Section 5.3.

“Straddle Period Taxes” shall have the meaning set forth in Section 5.4.

“subsidiary” means as to any Person, a corporation or other entity of which shares of stock or other equity ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or other entity are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Survival Period” means, from the Closing Date and for all covenants except as specifically provided for in (ii) through (v) hereof: (i) a period of one (1) year for all representations and warranties; (ii) the period of the applicable statute of limitations for covenants contained in Sections 5.3 and 5.4 (Taxes); (iii) a period of three (3) years for covenants contained in Section 5.1 (Information); (iv) the periods set forth in Section 5.8 (Non-Compete) for the covenants set forth therein; and (v) an indefinite period for the covenants set forth in Section 5.11 (Confidentiality); provided, however, that if any claim for Damages is made by any Indemnified Party against an Indemnifying Party arising out of or relating to any representation, warranty or covenant within the applicable Survival Period, the Survival Period shall be deemed to be extended until final resolution of such claim.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, add on or alternative minimum tax, occupancy, withholding, payroll, fringe benefits, employment, excise, severance, stamp, value added, goods and services, occupation, premium, property (including, without limitation, real property taxes and any assessments, special or otherwise), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and “Tax” means any one of the foregoing Taxes).

“Tax Law” means a statute, regulation or administrative rule or judicial opinion enacted, issued or promulgated for the determination, imposition, assessment or collection of any Tax.

“Ten Day Notice” shall have the meaning set forth in Section 2.7.

“Third Party Business Intellectual Property” means Intellectual Property used in the Business or the Purchased Assets but is owned by a third party and licensed by Seller.

“Threshold Amount” shall have the meaning set forth in Section 7.1.

“Title Company” shall have the meaning set forth in Section 5.13.

“Title Policies” shall have the meaning set forth in Section 5.13.

“Transfer Taxes” shall have the meaning set forth in Section 5.4.

“Transferred Employees” shall have the meaning set forth in Section 5.5.

“Transition Employees” shall have the meaning set forth in Section 5.5.

“Verma Share” shall have the meaning set forth in the Recitals.

“Working Capital” as of a given date shall mean the amount calculated by subtracting the current liabilities of Seller included in the Assumed Liabilities as of that date from the current assets of Seller included in the Purchased Assets as of that date, determined in accordance with GAAP.

ARTICLE II

THE TRANSACTION

2.1. Sale and Purchase of Assets.

(a) Purchase and Sale of the Business Intellectual Property. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to BRC, and BRC shall purchase and assume from Seller, all of Seller’s right, title and interest in and to the Purchased Business Intellectual Property free and clear of all Encumbrances.

(b) Purchase and Sale of Seller Subsidiary. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to BMS and BMS shall purchase from Seller, the Seller Subsidiary Equity Interests free and clear of any Encumbrances.

(c) Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to C-COR, and C-COR shall purchase from Seller, all of Seller’s right, title and interest in and to the assets listed on Schedule 2.1 free and clear of all Encumbrances (together with the Purchased Business Intellectual Property and Seller Subsidiary Equity Interests, the “Purchased Assets”).

2.2 Assumed Liabilities and Obligations. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, except as provided in Section 2.3, Buyer or any Affiliate of Buyer shall assume and agree to pay, perform or otherwise discharge, in accordance with the terms and subject to the conditions hereof, (a) all of the liabilities of Seller to the extent reflected on the Closing Balance Sheet, (b) any obligation relating to the period after the Closing pursuant to the Contracts that are listed on Schedule 2.1; and (c) any and all liabilities and obligations relating to the Purchased Assets (collectively, the “Assumed Liabilities”).

2.3. Excluded Liabilities. It is hereby acknowledged and agreed that Buyer shall not assume or be obligated to pay, perform or otherwise discharge any of the following obligations or liabilities of Seller or any of their Affiliates (other than Seller Subsidiary), whether or not related to the Business and whether direct or indirect, known or unknown, or absolute or contingent (all of such obligations and liabilities not so assumed by Buyer being herein called the “Excluded Liabilities”):

(a) any Taxes of Seller or any of its Affiliates as a result of such Seller Group’s operation of the Business or ownership of the Purchased Assets with respect to any period that ends on or prior to the Closing Date or ends after the Closing Date to the extent such Taxes are allocable to the portion of the period up to and ending on the Closing Date, other than Transfer Taxes allocable to Buyer pursuant to Section 5.4(g) and any Taxes of Seller Subsidiary to the extent set forth on the Closing Balance Sheet as a current liability;

(b) any liability for Taxes incident to or arising from the consummation of the transactions (including bulk sales taxes) contemplated under this Agreement, other than Transfer Taxes allocable to Buyer pursuant to Section 5.4(g) and any Taxes of Seller Subsidiary to the extent set forth on the Closing Balance Sheet as a current liability;

(c) any liability for any Taxes of any consolidated, combined or unitary group of which Seller or Seller Subsidiary (or any predecessor entity thereto) is or was a member with respect to periods ending on or prior to the Closing Date or beginning prior to and ending after the Closing Date, including (but not limited to) any liability pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign tax provisions, other than Transfer Taxes allocable to Buyer pursuant to Section 5.4(g) and any Taxes of Seller Subsidiary to the extent set forth on the Closing Balance Sheet as a current liability;

(d) any liability in respect of any deferred salary obligations, including employee benefit, pension, health, retirement, option, stock, bonus, incentive or other such plan or compensation arrangement of Seller or any of its Affiliates, including the Sale Bonus Plan, except as expressly set forth in this Agreement;

(e) any liabilities or obligations of Seller or any of its Affiliates for any professional, financial advisory or consulting fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the transactions contemplated hereby, or any other proposed transaction for the direct or indirect sale of the Business or any portion thereof, including without limitation, the fees, expenses and disbursements of Seller’s counsel and accountants (including accountants fees, expenses and disbursements in connection with the preparation of the Business Financial Statements), which shall be paid by Seller at Closing;

(f) any liability or obligation of Seller or any of its Affiliates for funded debt and indebtedness for borrowed money, including obligations evidenced by notes, bonds, debentures or similar instruments, and including any guaranties of any of the foregoing;

(g) any liability or obligation to which any Buyer, any Purchased Assets or the Business becomes subject that would not otherwise constitute an Assumed Liability arising as a result of failure to comply with bulk sales laws or any similar law;

(h) any liability or obligation related to the Oracle License to the extent not reflected on the Closing Balance Sheet; and

(i) any liability or obligation for which Seller has agreed to indemnify Buyer under this Agreement or the Ancillary Agreements.

2.4. The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735

Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, or at such other place as shall be mutually agreed to by the parties hereto, on the date and time (the “Closing Date”) selected by Buyer that is within fifteen (15) days after the satisfaction or waiver of all of the Closing conditions set forth in Article VI hereto; provided that if Closing does not occur on or before June 30, 2004, Buyer or Seller may terminate this Agreement upon delivery of written notice to the other party. The effective time of the transactions contemplated hereby shall be deemed to be 11:59 p.m. (EST) on the Closing Date.

2.5. Purchase Price.

(a) The consideration for the Purchased Assets (the “Purchase Price”) will be (i) $15,000,000, subject to adjustment as provided in Section 2.7 and (ii) the assumption of the Assumed Liabilities.

(b) At the Closing, the Purchase Price, shall be paid by Buyer to Seller as follows: a cash payment equal to the Estimated Purchase Price, less the Escrow Fund. All cash payments shall be made by wire transfer of immediately available funds into an account specified by Seller at least three (3) Business Days prior to the Closing. The allocation of the Purchase Price among the Purchased Assets shall be made pursuant to Section 5.3.

2.6. Escrow Account. At Closing, Seller, Buyer and the Escrow Agent will execute and deliver an escrow agreement, in substantially the form of Exhibit 2.6 (the “Escrow Agreement”). Upon execution of the Escrow Agreement, Buyer will issue and deliver to the Escrow Agent cash in an amount equal to $1,500,000 (the “Escrow Fund”) which will be placed in escrow and held pursuant to Article VII. By executing the Escrow Agreement, Seller shall, without any further act, be deemed to have consented to and approved the deposit of the Escrow Fund with the Escrow Agent and to all of the other terms, conditions and limitations set forth in the Escrow Agreement.

2.7. Adjustment Procedure.

(a) The Working Capital of Seller as of the date of the Balance Sheet (the “Initial Working Capital”) was Nine Hundred Eighty-Four Thousand Three Hundred Fifty-Nine dollars ($984,359).

(b) At the Closing, the Senior Controller of Seller will deliver to Buyer the estimated balance sheet of Seller as of the Closing Date (“Estimated Closing Balance Sheet”), which shall include a certificate of Seller’s Senior Controller estimating in good faith the Closing Working Capital (“Seller’s Working Capital Certificate”). In the event that the estimated Closing Working Capital as reflected on Seller’s Working Capital Certificate is: (i) more than the Initial Working Capital, then the Purchase Price shall be adjusted upward on a dollar-for-dollar basis in an amount equal to such excess; or (ii) less than the Initial Working Capital, then the Purchase Price shall be adjusted downward on a dollar for dollar basis in an amount equal to such shortfall (the Purchase Price as so adjusted, the “Estimated Purchase Price”).

(c) Within sixty (60) days after the Closing Date, Buyer shall either accept the estimated Closing Working Capital as reflected on Seller’s Working Capital Certificate or submit to Seller a certificate of Chief Financial Officer of Buyer stating what Buyer believes is the

Closing Working Capital and setting forth the balance sheet of Seller as of Closing utilized by Buyer (“Closing Balance Sheet”) to make such calculations (“Buyer’s Working Capital Certificate”). In the event that the Closing Working Capital as reflected on Buyer’s Working Capital Certificate is: (i) more than the Initial Working Capital, then Seller shall be entitled to an upward adjustment in the Purchase Price on a dollar for dollar basis equal to the amount of such excess; or (ii) less than the Initial Working Capital, then Buyer shall be entitled to a downward adjustment in the Purchase Price on a dollar-for-dollar basis equal to the amount of such shortfall (as so adjusted, the “Final Purchase Price”).

(d) In the event that the Final Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay the amount of such excess to Buyer within fifteen (15) Business Days of delivery of Buyer’s Working Capital Certificate to Seller. In the event that the Estimated Purchase Price exceeds the Final Purchase Price, Seller shall pay the amount of such excess to Seller within fifteen (15) Business Days of delivery of Buyer’s Working Capital Certificate (such amount, the “Shortfall”).

(e) Notwithstanding Subsections 2.7(a) through (d), if, after completion of the obligations set forth in Subsection 2.7(c), Seller’s Working Capital Certificate, as accepted by Buyer, or Buyer’s Working Capital Certificate, as the case may be, indicates that the Closing Working Capital is greater than $935,141 and less than $1,033,577, then neither Seller nor Buyer shall be entitled to an adjustment to the Purchase Price pursuant to Subsections 2.7(a) through (d) and any adjustment previously made shall be paid to, or refunded by Seller if applicable. In the event that Seller disputes Buyer’s Working Capital Certificate, then Seller shall deliver a written notice of dispute to Buyer setting forth in detail the nature of the dispute within ten (10) Business Days after receipt of Buyer’s Working Capital Certificate (“Ten Day Notice”). Seller and Buyer shall negotiate in good faith to resolve such dispute within thirty (30) days after delivery of the Ten Day Notice. In the event that Seller fails to deliver the Ten Day Notice within the time set forth in this subsection, Buyer’s Working Capital Certificate shall be deemed final and conclusive as to the Closing Working Capital. In the event of a dispute pursuant to this Section, no payments shall be made by either party pursuant to Section 2.7(d) until final resolution of such dispute, and Seller covenants that until the resolution of such dispute, if any, it will not distribute any moneys to its stockholders, creditors or any other Person in an amount that would impair its ability to pay its Excluded Liabilities or the amount of the Shortfall.

(f) If Seller duly gives Buyer such Ten Day Notice, and if Buyer and Seller fail to resolve the issues outstanding with respect to the Buyer’s Working Capital Certificate pursuant to Section 2.7(e), Buyer and Seller shall submit the issues remaining in dispute to Ernst & Young, independent public accountants (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (i) Buyer and Seller (x) shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents, (y) shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants, and (z) shall be afforded reasonable access to or the opportunity to make copies of any materials such party reasonably requires in connection with any dispute pursuant to Section 2.6 furnished to the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice (the “Independent

Accountants Notice”) to be delivered to both Buyer and Seller within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination. Within fifteen (15) days of receipt by Buyer and Seller of the Independent Accountant Notice, either Buyer or Seller, as the case may be, shall make any payments required pursuant to Section 2.7(d).

2.8. Consent of Third Parties; Further Assurances. From time to time following the Closing, Seller (through its officers) shall execute and deliver, or cause to be executed and delivered, to Buyer such additional instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise reasonably necessary to more effectively convey or transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets. Nothing in this Agreement shall be construed as an attempt or agreement to assign any asset, Contract, permit, license or other right which would otherwise be included in the Purchased Assets or Assumed Liabilities, as appropriate, but which is by its terms or by law nonassignable without the consent of the other party or parties thereto or any Governmental Authority unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller or the Business would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement, as set forth on Schedule 2.8 (the “Non-Assignable Assets”). Seller agrees to use its reasonable best efforts to obtain any such consents promptly. At such time as any Non-Assignable Asset is properly assigned to Buyer, such Non-Assignable Asset shall become a Purchased Asset or Assumed Liability, as appropriate. Following the Closing and until such time as such Non-Assignable Assets may be properly assigned to Buyer, such Non-Assignable Assets shall be held by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in the name of Seller, to the extent permitted by applicable law, and all benefits and obligations existing thereunder shall be for the account of Buyer. During such period, Seller shall take or cause to be taken such action in its name or otherwise as Buyer may reasonably request, at Buyer’s expense, so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration to become due and payable under the Non-Assignable Assets and Seller shall promptly pay over to Buyer all money or other consideration received by it (or its Affiliates) in respect of all Non-Assignable Assets. Following the Closing, Seller authorizes Buyer, to the extent permitted by applicable law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all of the obligations and receive all of the benefits under the Non-Assignable Assets.

2.9. Customer Billing. In the event that Seller or any of its Affiliates receives payment after the Closing Date on invoices relating to the Purchased Assets on or after the Closing Date, such Seller will promptly notify Buyer of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Each member of Seller Group, jointly and severally, represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the various Schedules identified below in this Article III delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule” or “Schedule”). As provided below, the Disclosure Schedule will be arranged in paragraphs responding to the Sections and lettered paragraphs contained in this Article III, and any items set forth on such Disclosure Schedule shall be deemed to be disclosed and incorporated into another Section or lettered paragraph of such document if the applicability of such information to such other Section or lettered paragraphs is readily apparent on its face.

3.1. Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions set forth in Schedule 3.1 of the Disclosure Schedule, and Seller has full corporate power and corporate authority to execute and deliver this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby, and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby by all necessary corporate action. Seller has all corporate power and corporate authority necessary to carry on the Business as now conducted and to own or lease and operate their properties as and in the places where such Business is now conducted and such properties are now owned, leased or operated.

3.2. Authorization; Binding Obligation. This Agreement has been duly executed and delivered by Seller, and constitutes the valid and legally binding obligations of Seller, enforceable against it in accordance with its terms.

3.3. No Violations.

(a) Except as disclosed on Schedule 3.3(a), the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of the charter or by-laws or other governing document of any member of Seller Group, (ii) result in a violation of any statute, rule, regulation or ordinance applicable to Seller or the assets of any member of Seller Group, (iii) subject to the receipt of any consents of third Persons described in Section 3.3(b), violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any Encumbrance, note, loan, indenture, lien, Governmental Permit, Lease, agreement, Contract, license, instrument, or other arrangement or commitment which relates to the Assumed

Liabilities or the Purchased Assets, except where failure of compliance would not individually or in the aggregate have a Material Adverse Effect on any member of Seller Group or delay the ability of any member of Seller Group to consummate the transactions contemplated hereby, or (iv) violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body, (A) having jurisdiction over any member of Seller Group or any of its assets or properties, and (B) having jurisdiction over the Business or the Purchased Assets, or (v) violate any Lease or Permitted Encumbrance.

(b) Except (i) as set forth on Schedule 3.3(b), or Schedule 2.8, which identifies which Purchased Assets or Assumed Liabilities constitute Non-Assignable Assets, and (ii) such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not individually or in the aggregate have a Material Adverse Effect on any member of Seller Group or delay the ability of any member of Seller Group to consummate the transactions contemplated hereby, no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by any member of Seller Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

3.4. Financial Statements. Attached hereto as Schedule 3.4 are the consolidated financial statements of Seller for and as at the three (3) years ended December 31, 2003, which have been audited through the fiscal year ended December 31, 2002 by the accountants for the Seller, together with the consolidated financial statements of Seller for the quarter ended March 31, 2004 (such financial statements of Seller Group and the Balance Sheet being referred to collectively herein as the “Business Financial Statements”). The Business Financial Statements have been compiled from and are in all material respects in accordance with each member of Seller Group’s books and records and (i) fairly present the financial condition, assets and liabilities of each member of Seller Group as of its dates and the results of operations of each member of Seller for the periods then ended and (ii) have been prepared in accordance with GAAP consistently applied (the “Accounting Principles”). During the five fiscal years ended December 31, 2003, there has not been any material change in the method of accounting or keeping of books of account or accounting practices with respect to any member of Seller Group.

3.5. Absence of Changes.

Except as disclosed on Schedule 3.5, since December 31, 2003:

(a) Each member of Seller Group has (i) conducted its business only in the usual and ordinary course and (ii) operated its business in accordance with past practices;

(b) there has not been any material change (or series of changes) in the business, condition (financial or otherwise), properties, assets, results of operations or prospects of any member of Seller Group;

(c) No member of Seller Group has made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any Business Employees;

(d) No member of Seller Group has suffered any Damage, destruction or loss of any tangible or intangible assets, properties or items which would have been included as Purchased Assets but for such Damage, destruction or loss (whether or not covered by insurance) in excess of $25,000;

(e) No member of Seller Group has suffered any strike or other labor trouble that has had or would reasonably be expected to have a Material Adverse Effect, or has entered into any material agreement or material negotiation with any labor union or other collective bargaining representative of any Business Employees;

(f) there has not been any change or, to the knowledge of any member of Seller Group, any threat of any change in any of its relations with, or any loss or, to the knowledge of any member of Seller Group, threat of loss of, any of the suppliers, distributors or customers who account for more than 3% of the source of supply or sales of the Business or which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect;

(g) there has not been any cancellation, expiration, non-renewal or waiver of any right under any Contract, license or permit which cancellation, expiration, non-renewal or waiver, has had or could reasonably be expected to have a Material Adverse Effect; and

(h) there has not been any sale, transfer or other disposition of, or subjection to any Encumbrance of, any assets, Contracts, properties or rights of the Business, except for Permitted Encumbrances, sales of inventory or obsolete or Damaged equipment or retirement of equipment, in each case in the ordinary course of business consistent with past practice.

3.6. Assets. Except as disclosed on Schedule 3.6, each member of Seller Group has and upon consummation of the transactions contemplated by this Agreement, Buyer will have, good and marketable title to, or leasehold interest in, all of the Purchased Assets (including all assets of Seller Subsidiary) (other than the Non-Assignable Assets) free and clear of any Encumbrances, except for the Permitted Encumbrances, set forth on Schedule 3.6.

3.7. Personal Property. Except as set forth on Schedule 3.7, the items of personal property included in the Purchased Assets (including all tangible personal property of Seller Subsidiary) are in good operating condition, free of any defects (except those resulting from normal wear and operation) which individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

3.8. Permits, Licenses.

(a) Except as set forth on Schedule 3.8 or Schedule 3.12(a), there are no Governmental Permits, governmental licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for or used to carry on the Business, the Purchased Assets, or to use and occupy any one or more of the Premises, as are currently being conducted, occupied or utilized by each member of Seller Group or as will be conducted, occupied or utilized by Buyer immediately after Closing, which are required by currently effective laws, rules or regulations. Except as set forth on Schedule 3.8, each member of Seller Group has all Governmental Permits, governmental licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for or used to carry on the

Business, the Purchased Assets, or to use and occupy any one or more of the Premises, as are currently being conducted, occupied or utilized by each member of Seller Group or as will be conducted, occupied or utilized by Buyer immediately after Closing, which are required by currently effective laws, rules or regulations. Each member of Seller Group is and has been in compliance with such Governmental Permits, governmental licenses, certificates of inspection, certificates of occupancy or other consents or authorizations, and all such Governmental Permits, governmental licenses, certificates of inspection, certificates of occupancy or other consents or authorizations are readily transferable to Buyer.

(b) Except as set forth on Schedule 3.12(a), there are no Governmental Permits, governmental licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for the division of the Premises, or the use and occupancy of the Premises as are currently being occupied and utilized by each member of Seller Group, or as will be occupied and utilized by Buyer immediately after Closing, which are required by currently effective laws, rules or regulations. Except as set forth on Schedule 3.8, each member of Seller Group has all Governmental Permits, governmental licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for the division of the Premises, or the use and occupancy of the Premises as are currently being occupied and utilized by each member of Seller Group, or as will be occupied and utilized by Buyer immediately after Closing, which are required by currently effective laws, rules or regulations and all such Governmental Permits, governmental licenses, certificates of inspection, certificates of occupancy or other consents or authorizations are readily transferable to Buyer.

3.9. Compliance with Laws and Litigation. Each member of Seller Group is in compliance with all applicable laws, rules, regulations, ordinances, decrees, orders, judgments, permits and licenses of or from governmental authorities, including, without limitation, those relating to the use and operation of any one or more of the Premises (whether prior or subsequent to the Closing). Except as set forth on Schedule 3.9, there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of any member of Seller Group, threatened against it with respect to the Business, the Purchased Assets or the Assumed Liabilities, or with respect to Premises, as are currently being conducted, occupied and utilized by each member of Seller Group or as will be conducted, occupied and utilized by Buyer immediately after Closing.

3.10. Employee Matters.

(a) Except as described in Schedule 3.10(a), no member of Seller Group is, in respect of any Transferred Employees or employees of Seller Subsidiary, a party to or bound by any written or oral:

(i) collective bargaining agreements; employment agreements; consulting, advisory, or service agreements; deferred compensation agreements; confidentiality agreements; noncompetition agreements; termination agreements; severance agreements; retention agreements; change of control agreements; or similar agreements or policies;

(ii) stock option, stock appreciation, restricted stock, phantom stock, stock purchase, bonus, or other incentive plans or agreements.

(b) Except as described in Schedule 3.10(b), each member of Seller Group, and each ERISA Affiliate of Seller Group, does not maintain, and is not required to contribute to, is not subject to any liability with respect to, and has not maintained, any ‘employee benefit plan’, as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, nor any severance pay plan, stock purchase plan, stock option plan, fringe benefit plan, bonus or incentive compensation plan, or any other deferred compensation or post-retirement insurance plan or arrangement (including any such plan or arrangement contained in an individual employment or consulting contract). Neither Seller nor any ERISA Affiliate have at any time sponsored, maintained, contributed to or been required to contribute to any Single Employer Plan or any Multiemployer Plan. Each of the plans described in Schedule 3.10(b) (the “Plans”) which is intended to qualify under Section 401 (a) of the Code is tax-qualified and has received a favorable determination letter from the IRS as to its qualification under the Code that takes into account the changes required under the Tax Reform Act of 1986, and each trust forming a part of any such Plan is exempt from taxation under Section 501(a) of the Code. Each of the Plans, other than Multiemployer Plans, complies in form in all material respects and has been administered in all material respects in accordance with all applicable requirements of law and regulations thereunder. No determination letter with regard to the Plans has been revoked and, to the knowledge of any member of Seller Group, there is no reason for such revocation.

(c) Each member of Seller Group and each affiliated entity has complied with the health care continuation requirements of Section 601, et seq., of ERISA and Section 4980B of the Code with respect to the Employees, and each member of Seller Group.

(d) Except as described in Schedule 3.10(d), there is no pending or, to the knowledge of any member of Seller Group, threatened claim which alleges any violation of any Plan or any requirement of applicable law and regulations thereunder (i) by or on behalf of any Plans or fiduciaries of any Plans or (ii) by any employee or any participant or beneficiary against any Plan. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not give rise to or subsequently result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of Buyer, or any affiliate of Buyer, or any of the officers, directors, or employees of any Buyer, to any Transferred Employee or any employee or former employee of the Business, or otherwise under Sections 404, 406, 409, 502, 4069, 4201, et seq of ERISA or Section 4975 of the Code. Furthermore, each member of Seller Group has complied with any notice requirements in respect of events occurring, services rendered or compensation paid on or prior to the Closing Date which are required by ERISA and the Code regarding its Plans, including notices required by Sections 204(h), 606, and 4043 of ERISA and 4980B of the Code.

(e) All contributions required to have been made by any member of Seller Group and each “related person” (as defined in Section 414 of the Code) to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or requirement of law or any regulations thereunder have been made within the time prescribed by such Plan, collective bargaining agreement, or requirement of law or any regulations thereunder.

(f) Except as specifically described in Schedule 3.10(f), the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with subsequent events, will not (i) entitle any Transferred Employee to severance pay, unemployment compensation, or any similar payment, or (ii) accelerate the time of payment or vesting or increase the amount of any compensation or benefits due to any such Transferred Employee.

(g) Except as described in Schedule 3.10(g), no Transferred Employee is or may become entitled to post-employment benefits of any kind by reason of employment in the Business, including, without limitation, death, life insurance, or medical benefits (whether or not insured), other than (i) coverage mandated by Section 4980B of the Code, or (ii) retirement benefits payable under any Plan qualified under Section 401 (a) of the Code. Except as described in Schedule 3.10(g), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not result at any time in any obligation or liability under any of the Plans (with respect to accrued benefits or otherwise) of Buyer to any Business Employee, any employee or former employee of any ERISA Affiliate, any of the Plans, any plan of any type maintained by any ERISA Affiliate or the Pension Benefit Guaranty Corporation (the “PBGC”). No amendment to, termination of, or withdrawal from any Multiemployer Plan or any plans subject to Title IV of ERISA or Section 302(c)(11) of ERISA at any time before, on or after the Closing Date by any member of Seller Group or any ERISA Affiliate will subject Buyer to any liability to any such plan, the PBGC or the IRS, to any Business Employee, to any employee or former employee of any ERISA Affiliate, or to any other Person. None of the Purchased Assets are subject to any Liens arising under Sections 302(f) of ERISA or Section 412(n) of the Code.

(h) Schedule 5.5(a) separately lists each Business Employee whose salary exceeds $20,000 per year and the position, title, remuneration (including any scheduled salary or remuneration increases), and date of employment of such Business Employee. Except as set forth in Schedule 3.10(h), each member of Seller Group has complied in all material respects with all requirements of law or any regulations thereunder pertaining to the employment of employees, including, without limitation, those relating to wages, hours, employment practices, sexual harassment, discrimination, labor relations, collective bargaining, and operation of its business and is not liable for any arrears of wages or any Tax or penalty for failure to comply with any of the foregoing. No member of Seller Group nor any Buyer is or will be liable for any retroactive workers’ compensation insurance premium or retroactive unemployment compensation experience rating or charge relating to any period of time prior to the Closing Date.

(i) Except as set forth on Schedule 3.10(i), at the present time and during the past three years, (A) no unfair labor practice complaint or charge against any member of Seller Group has been brought before, or threatened by, the National Labor Relations Board or any other government agency or any court; (B) there has not occurred or been threatened any labor strike, dispute, picketing, slowdown, stoppage, or other similar labor activity against or involving any member of Seller Group; (C) no member of Seller Group is or has been party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any employee; (D) no member of Seller Group is or has been a party to, or affected by or threatened with, any union organizing or election activity or any dispute or controversy with a union involving the Employees; (E) no member of Seller Group is or has been affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of any member of Seller Group (F) no member of Seller Group has experienced any material labor difficulty; and (G) no member of Seller Group has knowledge that any member of Seller Group’s relations with its Business Employees are other than satisfactory. To each member of Seller Group’s knowledge, no management or key employee of the Business intends to terminate employment with any member of Seller Group.

(j) Each member of Seller Group has properly classified all employees, leased employees, consultants and independent contracts, for all purposes (including, without limitation, for all Tax purpose and for purposes of determining eligibility to participate in any Plans.)

(k) Buyer will not be obligated to make any payments that, separately or in the aggregate (whether in connection with any termination of employment or otherwise) would result in “excess parachute payment” within the meaning of section 280G of the Code with respect to any Transferred Employee.

3.11. Agreements. Schedule 3.11 and Schedule 2.8 represent and contain a complete and correct list of all material Contracts entered into by any member of Seller Group, including, but not limited to, all Contracts, (a) which have unexpired terms of more than one (1) year or cannot be terminated by any member of Seller Group without penalty or payment on thirty (30) days notice or less; (b) which would require over the full term thereof payments by or to any member of Seller Group of more than $10,000; or (c) pursuant to which there were payments by or to any member of Seller Group of more than $10,000 for the calendar year ended December 31, 2003. True and correct copies of the Contracts listed on Schedule 3.11 and Schedule 2.8 have been delivered or made available to Buyer. Each of such Contracts is valid, binding and enforceable against such member of Seller Group and the other parties thereto, in accordance with its terms, and to the knowledge of each member of Seller Group is in full force and effect, subject to the application of equitable principles. Except as set forth in Schedule 3.11 or Schedule 2.8, to the knowledge of each member of Seller Group, each of the other parties thereto has performed in all material respects all obligations required to be performed by it under, and is not in default in any material respect under, any of such Contracts, and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. Except as disclosed on Schedule 3.11 or Schedule 2.8, no member of Seller Group has received any written claim from any other party to any such Contract that any member of Seller Group has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Except as disclosed on Schedule 3.11 or Schedule 2.8, there are no Contracts to which any member of Seller Group is a party that contain provisions relating to agreements not to compete that bind any member of Seller Group, which affect or restrict the conduct of the Business as currently conducted by any member of Seller Group or could reasonably be expected to affect or restrict the conduct of the Business, as currently conducted, by Buyer after the Closing.

3.12. Environmental Matters.

(a) Except as set forth on Schedule 3.12(a), and except as would not have a Material Adverse Effect on any member of Seller Group, each member of Seller Group holds and is in compliance with all Governmental Permits required under all applicable statutes, rules, regulations, ordinances and orders of any governmental entity relating to the protection of the environment, Hazardous Substances (as defined below) and human and employee health and safety (“Environmental Laws”) in connection with the Business, the Premises and the Purchased Assets, and all of such Governmental Permits are in full force and effect. All such Governmental Permits are listed on Schedule 3.12(a) and any that are not transferable are so designated. Each member of Seller Group has made timely application for renewals of all such Governmental Permits for which Environmental Laws require that applications must be filed on or before the Closing in order to maintain such Governmental Permits in full force and effect as of the Closing Date. No member of Seller Group has reason to believe that such renewals will not be issued in the ordinary course or will require payment of money (other than customary renewal fees in amounts not greater than $5,000 in the aggregate) or imposition of conditions not currently contained in such Governmental Permits. Except as set forth on Schedule 3.12(a), each member of Seller Group has, in connection with the Business (which for purposes of Section 3.12 shall include the Business as now or formerly operated) complied with and are not in violation of Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on any member of Seller Group. Each member of Seller Group will use best efforts to prepare and file all applications for the transfer of transferrable Governmental Permits in adequate time for transfer to Buyer prior to Closing.

(b) Except as set forth on Schedule 3.12(b), no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of each member of Seller Group, threatened by any governmental or other entity: (i) with respect to any alleged violation of any Environmental Laws applicable to the Business, the Premises or the Purchased Assets; or (ii) with respect to any alleged failure to have any Governmental Permit required in connection with the Business, the Premises or the Purchased Assets; or (iii) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively, “Management” or “Manage”) of any hazardous or toxic substance, material or waste, pollutant or contaminant including polychlorinated biphenyls (“PCBs”), petroleum products, asbestos, radioactive materials and any other hazardous, toxic or polluting substance, materials or waste regulated by any Governmental Authority (“Hazardous Substances”) by or on behalf of any member of Seller Group or in connection with the operation of the Premises, the Business or the Purchased Assets.

(c) Except as set forth on Schedule 3.12(c), no member of Seller Group has received any written request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation, remediation or any response action of or with respect to the presence of any threatened or actual Release (as defined below) of any Hazardous Substance in connection with the Premises, the Business or the Purchased Assets.

(d) Except as set forth on Schedule 3.12(d), no member of Seller Group Manages, and has not Managed, any Hazardous Substances in quantities or in a manner which requires Governmental Permits or in a manner which has caused, causes or threatens to cause a Release (as defined below) in connection with the Premises, the Business or the Purchased Assets where such Release would reasonably be expected to give rise to liability of any member of Seller Group under Environmental Laws. Except as set forth on Schedule 3.12(d), in connection with the Premises, the Business or the Purchased Assets, to the knowledge of each member of Seller Group, without the obligation of investigation, no PCBs or asbestos-containing materials are present at any property now or previously owned, operated or leased by any member of Seller Group, nor are there any underground storage tanks, active or abandoned, at any property now or previously owned, operated or leased by any member of Seller Group.

(e) Except as set forth on Schedule 3.12(e), in connection with the Premises, the Business or the Purchased Assets, to the knowledge of each member of Seller Group, without the obligation of investigation, no Hazardous Substance Managed by or on behalf of any member of Seller Group or any predecessor in interest has come to be located at any site which is listed or proposed for listing under the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any member of Seller Group or Buyer for clean-up costs, remedial work, Damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

(f) Except as set forth on Schedule 3.12(f), in connection with the Premises, the Business or the Purchased Assets, no Hazardous Substance has been released, spilled, leaked, discharged, or disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (“Released”) by or at the direction of any member of Seller Group at, on, about or under any property now or formerly owned, operated or leased by any member of Seller Group in violation of Environmental Laws or in a manner which has created a condition which has or could reasonably be expected to require remediation, investigation or other response activity under Environmental Laws and for which any member of Seller Group could reasonably be expected to have responsibility or liability under Environmental Law.

(g) Except as set forth on Schedule 3.12(g), in connection with the Premises, the Business or the Purchased Assets, no oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of any member of Seller Group or in relation to any property now owned, operated or leased by any member of Seller Group. No such property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

(h) No consent, approval or authorization of, or registration or filing with any Person, including any environmental governmental authority or regulatory agency, is required under any Environmental Law in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Each member of Seller Group has or will prepare and file all applications for the transfer of transferable permits issued under Environmental Laws, if any, in adequate time for transfer to occur prior to Closing hereunder.

(i) Except as set forth on Schedule 3.12(h), no member of Seller Group has knowledge of any other facts or circumstances related to the Premises, the Business or the Purchased Assets, including current, proposed or pending Environmental Laws that could reasonably be expected to lead to any future environmental claims, liabilities or responsibilities affecting any member of Seller Group or any Buyer. No member of Seller Group has retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or liabilities.

(j) Except as listed on Schedule 3.12(i) and heretofore provided to Buyer, in connection with the Premises, the Business or the Purchased Assets, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by, for or at the request of any member of Seller Group or, to the knowledge of any member of Seller Group, by any other party in relation to any property or business now or previously owned, operated or leased by any member of Seller Group.

3.13. No Undisclosed Liabilities. No member of Seller Group (with respect to the Business, the Purchased Assets or the Assumed Liabilities) has liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except (a) to the extent reflected as a liability on the Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practices since March 31, 2004, none of which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect, or (c) liabilities disclosed on Schedule 3.13.

3.14. Warranty Claims. Except as set forth on Schedule 3.14 and the Balance Sheet, there are no pending or, to the knowledge of Seller, threatened claims for the breach of any express or implied warranty made with respect to Seller, the Purchased Assets or the Assumed Liabilities, except for claims which involve claims for money, property or services of less than $25,000 in the aggregate.

3.15. Purchased Assets. All tangible Purchased Assets are located at the locations specified on Schedule 3.15(a) and any tangible Purchased Assets that are not located on the Premises will be, as of Closing, clearly identified as belonging to Buyer.

(a) Except as set forth on Schedule 3.15, the Purchased Assets taken together with the Non-Assignable Assets (the extent to which Buyer will receive the benefits thereof under Section 2.7) and Buyers’ rights under the Ancillary Agreements, constitute all of the assets, properties, agreements, licenses, Intellectual Property and other rights which are necessary or desirable to enable Buyer after the Closing to operate the Business or the Purchased Assets in a manner consistent with each member of Seller Group’s past practice.

3.16. Real Estate.

(a) Real Estate Leases

Schedule 3.16(a) sets forth a list of all Purchased Assets that constitute leases or rights of occupancy pursuant to which Seller or Seller Subsidiary leases or subleases any real property or interest therein related to or used in the Business (collectively, as heretofore modified, amended or extended, the “Leases”), including the identification of each of the lessors thereof and the street addresses of all of the real estate demised under any of the Leases (collectively, the “Leased Real Estate”). Except as set forth on Schedule 3.16(a), each member of Seller Group is the lessee under all Leases, and no party other than such member of Seller Group has any right to possession, occupancy or use of any of the Leased Real Estate. Copies of (A) leasehold title insurance policies and commitments therefore, title reports, surveys, licenses, certificates of occupancy, plans, specifications, reports, appraisals, studies, permits applications, communications and correspondence for applications or approvals relating to the use, ownership, occupancy or operation of the Leased Real Estate and other documents, pertaining to the Leased Real Estate, if any, that are in the possession or control of any member of Seller Group, and (B) each of the Leases, including all amendments, modifications and extensions, and together with all subordination, non-disturbance and/or attornment agreements or any brokerage commission agreements related thereto, Estoppel Certificates, recognition agreements, prime lessor or leasehold mortgage documents and any other documents related thereto and (C) any other material agreements relating to the Leases have been made available by each member of Seller Group to Buyer. Each of the Leases is valid and in full force and effect and is binding and enforceable in accordance with its terms. Except as set forth on Schedule 3.16(a), no member of Seller Group has received any written notice or has knowledge of any material default under any provision of any of the Leases which default remains uncured. There is no material default by any member of Seller Group in the payment of rent or any fees due under any Lease. No member of Seller Group has given notice to any other party to any of the Leases that such party is in default under any of the provisions thereof which default remains uncured. No default has occurred which limits or conditions the rights of lessee more than if the default had never occurred. Upon transfer of the Leases to Buyer, none of the rights of the lessee thereunder shall be impaired, and all of such rights shall be enforceable by Buyer after closing without the need of further consents or approvals of third parties, including without limitation, any such right to purchase the property or extend or renew the lease term. No other party to any Lease has given notice under any Lease to any member of Seller Group which could result in remedies that diminish, limit or eliminate Lessee’s rights under the Lease.

(b) Except as set forth in Schedule 3.16(b), each member of Seller Group is in actual possession of the Leased Real Estate. Each member of Seller Group has good and valid title to all the leasehold estates conveyed under the Leases free and clear of all Encumbrances, including, without limitation, security interests, any conditional sale or other title or interest retention agreements or arrangements, options to purchase, rights of first refusal, liens, encumbrances, mortgages, pledges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens, leases, subleases, rights of occupancy, deed restrictions, chattel mortgages and collateral security arrangements, rights of way, building use restrictions, exceptions, variances, claims of parties in interest under principles of prescriptive or adverse possession, setbacks, yard or height limits or reservations of any nature whatsoever.

(c) Except as set forth on Schedule 3.16(c), no member of Seller Group has received written notice from or has any knowledge of any governmental authority, quasi-governmental authority, insurance company which has issued a policy with respect to any of the Leased Real Estate or any board of fire underwriters or other body performing similar functions or any other Person which (A) relates to or alleges a violation of or nonconformity with any zoning, building, safety, subdivision, wetlands or other similar law, code, rule, regulation, ordinance, permit, license, certificate, covenant, restriction or condition with respect to any of the Leased Real Estate or the use thereof, or (B) requests the performance of any material repairs, alterations or other work to or in any of the Leased Real Estate, which violations repairs, alterations or other work have not yet been cured or performed, as applicable. There is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting any of the Leased Real Estate and, to the knowledge of any member of Seller Group, no such action, proceeding or litigation is threatened.

(d) Except as set forth on Schedule 3.16(d), there are no brokerage commissions or finder’s fees due from any member of Seller Group that are currently due and unpaid with regard to any of the Leases or the Leased Real Estate, or which will become due at any time in the future with regard to the Leases or the Leased Real Estate.

(e) Except as set forth on Schedule 3.16(e), there have been no casualties or condemnation or eminent domain proceedings which could result in the termination by any landlord pursuant to the terms of such lease or pursuant to the written agreement of the landlord and tenant or in the exercise by any mortgagee of payment of casualty proceeds or condemnation or eminent domain awards for purposes other than reconstruction or replacement of the Leased Real Estate.

3.17. Tax Matters. Except as set forth on Schedule 3.17:

(a) Each member of Seller Group has (i) filed all Returns required to be filed with respect or relating to, in connection with or arising out of the Premises, the Business or the Purchased Assets and each Return is true, complete and accurate, (ii) timely paid all Taxes with respect or relating to, in connection with or arising out of the Premises, the Business or the Purchased Assets, and (iii) in accordance with GAAP has provided and reserved for, on its books of account and related records, liability for all other current Taxes not yet paid with respect to, or in connection with or arising out of the Premises, the Business or the Purchased Assets.

(b) There is no action, suit, proceeding or claim currently pending regarding Taxes with respect to any member of Seller Group in connection with the Premises, the Business or the Purchased Assets. No member of Seller Group has received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of Taxes with respect to, or in connection with or arising out of the Premises, any member of Seller Group, the Business or the Purchased Assets, which notice has not been satisfied by payment or been withdrawn, and there are no claims that have been asserted or threatened in writing relating to such Taxes against any member of Seller Group. No Return of any member of Seller Group is being examined by, and no written notification of intention to examine has been received from, any Governmental Authority. No issue raised by any Governmental Authority in connection with any Return with respect to Taxes of any member of Seller Group is currently pending. No presently effective waiver or extension of any statute of limitation with respect to Taxes has been given by or requested from any member of Seller Group. Each member of Seller Group has made available to Buyer true and complete copies of all Returns filed with respect to Taxes measured by income or gross receipts by each member of Seller Group in each of the three most recent fiscal years ending prior to the date of this Agreement and copies of all communications with any authority responsible for the administration of Taxes so far as they may relate to any audit, examination or similar proceeding related to Taxes.

(c) There is no ruling issued to any member of Seller Group (or closing agreement to which any member of Seller Group is a party) concerning Taxes from (or with) any Governmental Authority which would have continuing material effect on the Business or the Purchased Assets after the Closing Date.

(d) There is no lien or security interest in favor of any Governmental Authority on any of the assets of any member of Seller Group, the Premises or the Purchased Assets that arose in connection with the failure (or alleged failure) to pay any Tax except for customary liens for current Taxes not yet due and payable.

(e) Each member of Seller Group has withheld and deposited all Taxes required to be withheld and deposited with respect to payments made to employees and other persons.

3.18. Intellectual Property.

(a) Schedule 3.18(a) sets forth a true and complete list of all of the Intellectual Property relating to and necessary to utilize the Purchased Assets or conduct the Business, as utilized and conducted by each member of Seller Group prior to the Closing Date, and as to be utilized or conducted by Buyer immediately after Closing (the “Business Intellectual Property”), and further identifies such Intellectual Property as either Purchased Business Intellectual Property or Third Party Business Intellectual Property, as appropriate.

(b) To each member of Seller Group’s knowledge and with respect to the Business Intellectual Property, except as set forth in Schedule 3.18(b), no member of Seller Group nor any of their Affiliates has interfered with, infringed upon, misappropriated, or otherwise violated any intellectual property rights of third parties, and no member of Seller Group nor any of their Affiliates has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any member of Seller Group or any of their Affiliates must license or refrain from using any Business Intellectual Property). To the knowledge of each member of Seller Group, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with or violated any Business Intellectual Property.

(c) With respect to the Purchased Business Intellectual Property, Schedule 3.18(c) identifies each patent, copyright, trademark and other registration that has been issued to any member of Seller Group, identifies each pending patent, copyright and trademark application and application for other registration which any member of Seller Group has made, and identifies each license, agreement, or other permission which any member of Seller Group has granted to any third party (together with any exceptions). With respect to the Purchased Business Intellectual Property, each member of Seller Group has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.18(c) also identifies each trade name or unregistered trademark or service mark used by Seller in connection with the Businesses or the Purchased Assets. With respect to each item of Purchased Business Intellectual Property identified or required to be identified in Schedule 3.18(c):

(i) one member of the Seller Group possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or, to any member of Seller Group’s knowledge, charge; and

(iii) no action, suit, proceeding, hearing, claim or, investigation is pending, or to the knowledge of any member of Seller Group, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) to each member of Seller Group’s knowledge, no member of Seller Group has ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item except as identified on Schedule 3.18(c)(iv).

(d) Schedule 3.18(d) identifies each item of Third Party Business Intellectual Property that any third party owns and that any member of Seller Group uses pursuant to license, sublicense, agreement, or permission with respect to the Business or the Purchased Assets. Each member of Seller Group has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Third Party Business Intellectual Property rights required to be identified in Schedule 3.18(d), to each member of Seller Group’s knowledge:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect as to such member of Seller Group and the other parties thereto, subject to the application of equitable principles;

(ii) assuming the receipt of any required consents, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect, subject to the application of equitable principles, on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) the underlying item of the Third Party Business Intellectual Property rights is not subject to any outstanding injunction, judgment, order, decree or, ruling; and

(vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand about which any member of Seller Group has received notice is pending, or threatened, which challenges the legality, validity, or enforceability of the underlying item of Third Party Business Intellectual Property rights.

(e) On the date hereof, no member of Seller Group has knowledge of any new products, inventions, procedures, methods of manufacturing or processing or work of authorship that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process related to the Business or the Purchased Assets.

3.19. Books and Records. The books and records of each member of Seller Group are complete and correct in all material respects and Seller has made available to Buyer for examination the originals or true and correct copies of all documents material to the business of Seller or Seller Subsidiary, the Assumed Liabilities or the Purchased Assets, as conducted prior to the Closing, and all other documents which Buyer has requested in connection with the transactions contemplated by this Agreement. Except as set forth in any Schedule, the accounting books and records of the Seller and Seller Subsidiary have been maintained in accordance with Applicable Law and accurately reflect the basis for the financial condition and results of operations of the Seller and Seller Subsidiary as of the date thereof.

3.20. Accounts. Except as set forth on Schedule 3.20, any Purchased Asset that constitutes an accounts receivable (the “Accounts Receivable”) has arisen from a bona fide transaction in the ordinary course of business, and there are no offsets or credits that may be applied against the Accounts Receivable. To Seller’s knowledge, the Accounts Receivable will be collectible by Buyer in accordance with their stated terms without recourse to collection proceedings. Any Assumed Liability that constitutes an accounts payable (the “Accounts Payable”) of the Business has arisen from bona fide transactions in the ordinary course of business and are to be paid in accordance with normal trade practice. Except as set forth in Schedule 3.20, none of the Accounts Receivable or Accounts Payable are in dispute or subject to any reduction or counterclaim.

3.21. Transactions with Affiliates. Schedule 3.21 lists all agreements, arrangements and currently proposed agreements and arrangements, by or between Seller or Seller Subsidiary, on the one hand, with or for the benefit of any current or former partner, officer, director of Seller or Seller Subsidiary, other than ordinary course of business employment agreements. Schedule 3.21 lists all payments of any kind since December 31, 2003, from Seller or Seller Subsidiary to or for the benefit of any current or former partner, officer or director of Seller or Seller Subsidiary, other than salary, bonuses, incentive compensation and other benefits. All outstanding debts, agreements, arrangements or other obligations as between Seller and Seller Subsidiary are reflected on the Business Financial Statements.

3.22. Solvency. Following payment and satisfaction in full of all Excluded Liabilities, Seller’s total assets will exceed Seller’s total liabilities. At Closing, each member of Seller Group will be able to pay its debts as they become due and shall own assets having a present fair saleable value greater than its stated liabilities and identified contingent liabilities.

3.23. Disclosure. The representations, warranties and statements contained in this Agreement and the Ancillary Agreements and in the certificates, exhibits and schedules delivered by Seller to Buyer pursuant to this Agreement or an Ancillary Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

3.24. Seller Subsidiary.

(a) Records. True, complete and correct copies of the formation documents, bylaws, stock ledgers and minutes of all director, stockholder, and committee meetings (to the extent minutes were taken at such meetings) of Seller Subsidiary have been delivered to Buyer prior to the date hereof, and are listed in Schedule 3.24(a).

(b) Organization; Authorization; Binding Obligation. Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of India. Seller Subsidiary has full corporate power and corporate authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and transactions or documents contemplated thereby, and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements, as applicable, and transactions or documents contemplated thereby by all necessary corporate action. Seller Subsidiary has all corporate power and corporate authority necessary to own or lease and operate their properties as and in the places where its operations is now conducted and such properties are now owned, leased or operated. Seller Subsidiary has all corporate power and corporate authority necessary to carry on its business as now conducted This Agreement has been duly executed and delivered by Seller Subsidiary, and constitutes the valid and legally binding obligations of Seller Subsidiary, enforceable against it in accordance with its terms.

(c) Capitalization.

(i) The authorized capital stock of Seller Subsidiary is set forth on Schedule 3.24(c). All issued and outstanding shares of capital stock, or quotas, as the case may be, of Seller Subsidiary are validly issued and are fully paid, nonassessable and free of preemptive rights or Encumbrances, and, other than the Maniappan Share and the Verma Share, are held of record and beneficially by Seller as set forth in Schedule 3.24(c) hereto. Seller Subsidiary owns no equity interest in any other entity other than marketable securities.

(ii) Except as set forth on Schedule 3.24(c) hereto, there are: (A) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Seller Subsidiary or any of its Affiliates to issue, deliver or sell, or cause to be issued, delivered or sold or otherwise to become outstanding, additional shares of the capital stock of Seller Subsidiary or obligating Seller or any of its Affiliates to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which Seller or any of its Affiliates are parties or are bound with respect to the voting of any shares of capital stock of Seller Subsidiary. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation or similar rights with respect to Seller Subsidiary. True, accurate and complete copies of any items listed on Schedule 3.24(c) have been delivered to Buyer prior to the date hereof.

(iii) At Closing, Seller shall own the Verma Share of record and beneficially, free and clear of all Encumbrances.

3.25. Brokers. Other than with respect to commissions and fees paid by Seller to Arbor Advisors, LLC on or before Closing, no member of Seller Group has taken any action that would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the various Schedules identified below in this Article IV delivered by Buyer to Seller on the date hereof (the “Disclosure Schedule” or “Schedule”). As provided below, the Disclosure Schedule will be arranged in paragraphs responding to the Sections and lettered paragraphs contained in this Article IV, and any items set forth on such Disclosure Schedule shall be deemed to be disclosed and incorporated into another Section or lettered paragraph of such document if the applicability of such information to such other Section or lettered paragraph is readily apparent on its face.

4.1. Organization and Authority. Each Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction set forth on Schedule 4.1, and Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements by all necessary corporate action. Each Buyer has all power and authority necessary to carry on its business as now being conducted and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.

4.2. Authorization; Binding Obligation. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and are the valid and legally binding obligations of Buyer, enforceable against them in accordance with their terms, subject to equitable principles.

4.3. No Violations.

(a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of the charter or by-laws or other governance document of Buyer or in a material violation of any statute, rule, regulation or ordinance applicable to Buyer or (ii) violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, material lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which its assets or properties are bound, or violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over Buyer or any of its assets or properties, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a Buyer Material Adverse Effect delay the ability of Buyer to consummate the transactions contemplated hereby.

(b) Except for the consent of CIT Business Group/Business Credit, Inc., no consent, approval, order or authorization of or registration, declaration or filing with, any Person is required by Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a Buyer Material Adverse Effect or delay the ability of Buyer to consummate the transactions contemplated hereby.

4.4. Cash; Solvency. Buyer has and will have as of the Closing sufficient cash to pay the Purchase Price. Immediately after giving effect to the transactions contemplated by this Agreement Buyer shall be able to pay its debts as they become due in the ordinary course of business consistent with past practice and shall own assets having a present fair saleable value greater than its stated liabilities and identified contingent liabilities. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall have adequate capital to carry on its business.

ARTICLE V

CERTAIN COVENANTS

5.1. Information.

(a) Each member of Seller Group and Buyer will provide to each other and to its officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) reasonable access to its officers and employees and reasonable access for inspection and copying of all Governmental Permits, Contracts and any other information existing at the Closing Date and relating to the Purchased Assets, the Assumed Liabilities and the conduct of the Business, and will make its officers and employees available, to the extent such availability does not unreasonably interfere with the conduct after the Closing of the Business by Buyer, or the conduct of the Business before the Closing by any member of Seller Group, as is reasonably necessary to enable the party requesting such information to: (i) comply with reporting, filing or other requirements related to the Purchased Assets, the Assumed Liabilities or the conduct of the Business and imposed on such party by any local, state or federal court, agency or regulatory body or taxing authority; (ii) assert or defend any claims or allegations in any arbitration or in any administrative or legal proceeding related to the Purchased Assets, the Assumed Liabilities or the conduct of the Business other than claims or allegations which one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. Seller and Buyer shall each maintain all of the foregoing information in accordance with their normal document retention policies and if either party desires to destroy or dispose of any of the foregoing which are material to the other party at any time prior to the third anniversary of the Closing, such party will offer first in writing at least 60 days prior to such destruction or disposition to surrender them to the other party; provided, however, that Seller will not be in breach of this obligation to maintain all of the foregoing information as a result of providing it to Buyer in conjunction with the Sale.

(b) Subject to applicable law, prior to the Closing each member of Seller Group agrees to make available to Buyer, for inspection and copying by Buyer, all employment and personnel records (including medical records) and information relating to any Business Employee.

(c) The party requesting the information and assistance provided in clauses (a) and (b) of this Section 5.1 shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1 shall be during normal business hours and upon not less than two Business Days prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein. Buyer agrees to preserve all Business Records and Governmental Permits delivered to it by Seller for at least three (3) years after the Closing Date.

5.2. Ancillary Agreements. On or prior to the Closing Date, Buyer shall execute and deliver to Seller and each member of Seller Group shall execute and deliver to Buyer, the Ancillary Agreements and such other ancillary agreements as are necessary to the consummation of the transactions contemplated therein and in this Agreement.

5.3. Tax Reporting and Allocation of Consideration. Buyer and Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 with each of its federal income tax Returns and to comply with any similar provision of non-U.S., state or local law (the “Asset Acquisition Statement”). Accordingly, each of Buyer and Seller agrees to cooperate in the preparation of the Asset Acquisition Statement for timely filing in each of its federal income tax Returns and any applicable non-U.S., state or local tax Return in accordance with a written statement (the “Statement of Allocation”), prepared in accordance with Schedule 5.3 (to be attached at Closing), setting forth an allocation of the Purchase Price among the Purchased Assets, and the covenants not to compete and not to solicit contained in Section 5.8 in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. On or before the Closing, Buyer shall prepare and deliver to Seller a proposed Statement of Allocation. If Seller approve the Statement of Allocation, then, unless otherwise prohibited by law, all non-U.S. federal, state and local income tax Returns of Buyer and Seller shall be filed consistently with the allocations made pursuant to the Statement of Allocation. If Seller do not approve the Statement of Allocation, Buyer and Seller shall make good faith efforts to agree on the allocation of the consideration among the Purchased Assets and covenants. If Buyer and Seller, after good faith negotiations, cannot agree on the allocation of the consideration within 120 days following the Closing Date, then no Statement of Allocation shall be prepared, and each party shall prepare and file its Returns in accordance with its own allocations. Seller and Buyer acknowledge and agree that (x) Seller will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any Transferred Employee in connection with the operation of the Business prior to the Closing; and (y) Buyer will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any Business Employee in connection with the operation of the Business after the Closing. Seller and Buyer agree to follow the Standard Procedure specified in Section 4 of Rev. Proc. 96-60, 1996-2 Cum. Bull. 399, whereby, among other things, each will be responsible for the reporting duties with respect to its own wages and compensation to employees in connection with the operation of the Business.

5.4. Tax Matters.

(a) Seller will be responsible for the preparation and filing of all Returns of Seller Subsidiary that are due (giving effect to valid extensions) before or on the Closing Date for all taxable periods ending on or before the Closing Date and of all other Returns of the Business that are due (giving effect to valid extensions) before, on or after the Closing Date for all taxable periods ending on or before the Closing Date and any Returns of the Business for taxable periods ending after the Closing Date that Seller is legally obligated to file. Seller shall make all payments required with respect to any such Return as shown or required to be shown thereon; provided, however, Seller and Buyer will reimburse each other for all Taxes prorated in accordance with Section 5.4(c). All Returns for which Seller is responsible pursuant to this Section 5.4(a) shall be prepared in a manner consistent with past practice, unless otherwise prohibited by applicable law.

(b) Buyer will be responsible for the preparation and filing of all Returns of Seller Subsidiary that are due (giving effect to valid extensions) after the Closing Date for all taxable periods ending before, on or after the Closing Date, other than Returns that Seller is required to file under applicable law. Buyer will make all payments required with respect to any such Return. Seller and Buyer will reimburse each other to the extent necessary for all Taxes prorated in accordance with Section 5.4(c). All Returns for which Buyer is responsible pursuant to this Section 5.4(b) and that include a portion of a taxable period beginning before the Closing Date shall be prepared in a manner consistent with past practice, unless otherwise required by applicable law, and shall be subject to the review and approval of Seller, which approval shall not be unreasonably withheld or delayed.

(c) Taxes of Seller Subsidiary imposed on Buyer, Seller or Seller Subsidiary for any taxable period that begins before and ends after the Closing Date shall be allocated to and paid or caused to be paid by (i) Seller for the period up to and including the Closing Date, other than Transfer Taxes allocable to Buyer pursuant to Section 5.4(g) and any Taxes of Seller Subsidiary to the extent set forth on the Closing Balance Sheet as a current liability, and (ii) Buyer for the period beginning on the first day after the Closing Date. For purposes of this Agreement, Taxes of Seller Subsidiary and Taxes of Seller in connection with the Business for the period up to and including the Closing Date and for the period beginning on the first day after

Closing Date shall be apportioned on a per diem basis in the case of any such Taxes not measured or measurable in whole or in part with reference to net or gross income, sales or receipts, capital expenses or compensation expenses, and all other such Taxes shall be determined on the basis of an interim closing of the books of each of Seller Subsidiary, Seller and Buyer as of the end of the Closing Date.

(d) Seller and Buyer shall, with respect to any Taxes related to the Business, provide reasonable cooperation and information to each other in connection with (i) the preparation or filing of any Return, amended Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of Taxes. Such cooperation shall include providing copies of all relevant Returns, together with accompanying schedules and related work papers, documents relating to determinations by any Governmental Authority and records containing the ownership and tax basis of property, which either party may possess. Seller and Buyer shall make available on a reasonable basis, employees of Seller or Buyer as the case may be, whose reasonable out-of-pocket costs, if any, such as travel and lodging, shall be reimbursed by the party to which such employees are made available. Seller and Buyer shall at their own cost and expense preserve all Returns, schedules, work papers and all material records or other documents relating thereto until the expiration of any applicable statute of limitations, including extensions thereof, provided that notice of such extension is given to the party which did not grant the extension. Seller and Buyer shall not destroy or otherwise dispose of any Returns, schedules, work papers, information, records and documents prior to the expiration of applicable statutes of limitations without first providing the other party a reasonable opportunity to review and copy the same. The party requesting such information, records and documents shall bear the reasonable out-of-pocket costs and expenses incurred in connection with providing the same. Any information obtained under this Section 5.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns, claims for a Tax refund or in conducting any audit, examination or other proceeding in respect of Taxes.

(e) Seller shall have the right, at its own expense, to control any audit or examination by any Governmental Authority, to initiate any claim for refund, to amend any Return, or to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes of Seller or Seller Subsidiary for any taxable period ending on or before the Closing Date, except that Seller shall consult with Buyer and obtain Buyer’s consent (which consent shall not be unreasonably withheld) as to any of the foregoing if Buyer, Seller, Seller Subsidiary, the Purchased Assets or the Business may be adversely affected by such action. Buyer shall promptly notify Seller of the receipt of all notices, audits, examinations or other proceedings, information or document requests, requests for conferences, meetings, interviews or testimony of employees of Buyer and other correspondence in respect of Taxes related to the Business or the Purchased Assets for any taxable period ending on or before the Closing Date. Seller shall have the right, at its own expense to participate in all conferences, meetings, interviews or testimony of employees of Buyer and other correspondence in respect of Taxes related to the Business or the Purchased Assets for any taxable period ending on or before the Closing Date.

(f) Buyer shall have the right, at its own expense, to control any audit or examination by any Governmental Authority, to initiate any claim for refund, to amend any

Return, or to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes for any taxable period ending after the Closing Date. With respect to any audit or other proceeding relating to Taxes for taxable periods that begin before and end after the Closing Date (“Straddle Period Taxes”), Seller shall, notwithstanding the rights accorded Buyer under the preceding sentence, have the right, at its own expense, to participate (i) in all conferences, meetings or proceedings with any Governmental Authority, the subject matter of which is or includes Straddle Period Taxes and (ii) in all appearances before any court, the subject matter of which is or includes Straddle Period Taxes. Buyer agrees, notwithstanding the rights accorded Buyer in the first sentence of this Section 5.4(f), not to settle or compromise any issue relating to Straddle Period Taxes without Seller’s consent (which consent shall not be unreasonably withheld) unless Buyer first waives, in writing, any rights to indemnification it may have under this Agreement relating to such Straddle Period Taxes.

(g) Taxes and Fees. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, excise taxes, mortgage taxes, intangible taxes, documentary recording taxes, value added taxes, license and registration fees, and recording fees imposed by any Governmental Authority, if any, imposed upon the transfer of the Purchased Assets or the assumption of the Assumed Liabilities hereunder and the filing of any instruments (the “Transfer Taxes”) shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer agree to cooperate reasonably to minimize the amount of Transfer Taxes, including making and accepting delivery of any Purchased Assets that constitute “prewritten programs” within the meaning of California Sales and Use Tax Regulation 1502(b)(9) in a form qualifying for the exemption from California sales and use tax under California Sales and Use Tax Regulation 1502(f)(1)(D).

5.5. Employees and Employee Benefits; Options.

(a) Schedule 5.5(a) contains a true and complete list showing the names, title, hire date and current annual salary rates, commissions, bonuses and incentive compensation, as applicable, total earnings for 2003 and 2004 (as of March 31, 2004), status (full or part-time, active or inactive, whether as a result of a Leave of Absence or disability, specifying long-term or short-term) of all the Business Employees. Schedule 5.5(a) also contains a true and complete list of: all employment, managerial, advisory and consulting agreements; employee confidentiality or other agreements protecting proprietary processes, formulae or information; and any employee handbook(s) of Seller or Seller Subsidiary. Seller shall provide to Buyer prior to the Closing, to the extent permitted by applicable law, such information regarding the Business Employees as is contained in Seller Group’s personnel records, including (without limitation) copies of such records as may be reasonably requested by Buyer.

(b) Buyer shall offer to hire, as of the Closing Date, subject to completion of an employment application, and any drug testing to the extent required by law, all of Seller’s current Business Employees as of the Closing Date other than the Seller Employees listed on Schedule 5.5(b). Such Business Employees that accept Buyer’s offer of employment shall be referred to as “Transferred Employees”. Seller agrees that any such Business Employees that Buyer wishes to hire that decline such offer will not be eligible for severance benefits if they are terminated by Seller.

(c) Seller shall retain responsibility for, salary, wages, commissions, bonuses, accrued vacation and related payroll taxes for all Business Employees for all periods up to and including the Closing Date. Seller shall pay the amount of salaries, wages, and benefits earned through the Closing Date by each Business Employee on the earlier of Seller’s next regularly scheduled pay date for that employee or as required by law.

(d) Seller shall cause the interest of each Business Employee under each of Seller’s Employee Benefit Plans which is an “employee pension benefit plan” as described in Section 3(2) of ERISA to be fully vested and nonforfeitable with respect to benefits accrued under such plan(s) based on service and/or compensation through the Closing Date. Buyer covenants and agrees that each Transferred Employee shall be entitled to participate in the existing employee benefit plans of Buyer provided to similarly situated employees of Buyer. For purposes of satisfying the terms and conditions of such plans, Buyer shall give full credit for eligibility and vesting purposes for each Transferred Employee’s period of service with Seller prior to the Closing Date.

(e) Buyer agrees that the employment contracts to be executed by Buyer or its affiliates and each Transferred Employee prior to the Closing shall provide for substantially the same salary, wage, and/or commission plan for each such Transferred Employee as set forth on Schedule 5.5(a). Aside from any Transferred Employee who executes an employment contract with Buyer prior to Closing, all terms of employment of each Transferred Employee shall be determined by Buyer in its sole discretion, and nothing herein shall constitute an agreement to assume or be bound by any employment agreement or employee plan, or previous or existing collective bargaining agreement between Seller and any representative of the Business Employees or a guaranty that any Business Employee to whom an offer of employment may be made shall be entitled to remain in the employment of Buyer for any specified period of time. To the contrary, employment with any Buyer will be employment at will. Buyer shall have the right to terminate the employment of any Transferred Employee at any time, for any reason, and to change the terms of such Transferred Employee’s wages, salaries, and benefits consistent with law, subject to obligations of Buyer to such Transferred Employee under any collective bargaining agreement or by a requirement of law or any regulation thereunder.

(f) Buyer will require the services of certain of Seller’s Business Employees, as set forth on Schedule 5.5(e) (the “Transition Employees”), for a transition period beginning on the Closing Date and ending on a date set forth opposite to such Transition Employee’s name (the “Transition Period”). Such Transition Employees shall execute and deliver a release of any claim to employment by Buyer prior to Closing. Seller agrees to continue to employ such Transition Employees during the Transition Period and to charge Buyer fees (the “Fees”) for their services, as set forth on Schedule 5.5(e). Buyer shall, in its sole discretion, determine the amount of services it shall require from the Transition Employees. The Transition Employees shall at all times remain Seller’s employees prior to, on and after, the Closing; however, Buyer shall have supervisory responsibility over such employees while they are providing services to Buyer during the Transition Period. Aside from the payment of the Fees to Seller, Buyer shall have no responsibility, liability or obligation for any wages, bonuses, salary, commissions, taxes or benefits with regards to the Transition Employees.

(g) Furthermore, Seller shall be responsible for and shall satisfy any notice requirements in respect of events occurring, services rendered or compensation paid on or prior to the Closing Date which are required by ERISA and the Code regarding its Plans, including notices required by Sections 204(h), 606, and 4043 of ERISA and 4980B of the Code.

(h) Seller will comply with requirements of Section 601, et seq., of ERISA and Section 4980B of the Code as they relate to the ‘qualifying event’ represented by the termination of the Business Employees’ employment with Seller that will occur in connection with the transactions contemplated by this Agreement.

5.6. Notice to Buyer. Prior to the termination of the Survival Period, Seller will promptly notify Buyer in writing of any event or fact which represents a breach of any of their representations, warranties, covenants or agreements hereunder. Prior to the Closing, each member of Seller Group shall notify Buyer promptly of the occurrence of any of the following:

(a) a fire or other casualty or occurrence causing Damage to the Premises, the Business, the Purchased Assets or any member of Seller Group;

(b) receipt of notice of eminent domain proceedings or condemnation of all or any part of the Premises;

(c) receipt of a notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Premises, the Business, the Purchased Assets or any real property adjacent to the Premises or setting forth any requirements with respect thereto;

(d) receipt or delivery of any default or termination notice or claim of offset or defense to the payment of rent from any subtenant of the Leased Real Estate;

(e) receipt of any notice of default from the holder of any lien or security interest in the Premises, the Business, the Purchased Assets or any portion thereof, or any member of Seller Group;

(f) notice of any actual or threatened litigation against any member of Seller Group or affecting or relating to the Premises, the Business, the Purchased Assets or the transactions contemplated by this Agreement;

(g) the commencement of any strike, lock-out, boycott or other labor trouble effecting the Premises, the Business, the Purchased Assets or any member of Seller Group; or

(h) with regards to the Premises, the Business or the Purchased Assets, the receipt of any tax assessment disputes (pending or threatened) prior to Closing; and no member of Seller Group will agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments without Buyer’s prior written consent. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year less the fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement.

5.7. Conduct of the Business. Each member of Seller Group hereby covenants to Buyer that, from the date hereof to the Closing, such member of Seller Group will conduct and use the Business, the Purchased Assets, and the Assumed Liabilities only in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, each member of Seller Group hereby covenants to Buyer that, unless Buyer waives compliance with such covenant prior to such action by such member of Seller Group, solely insofar as the Business, the Assumed Liabilities, and the Purchased Assets are concerned, such member of Seller Group will:

(a) preserve the business and sales organization of such member of Seller Group intact, keep available the services of the present officers and directors of such member of Seller Group and preserve intact their relationship and goodwill with respective suppliers, customers, employees, creditors and others having business or other dealings with the Business;

(b) maintain its books of account and records in its usual, regular and ordinary manner, consistent with its past practice;

(c) maintain all Business Intellectual Property in the same standing as exists on the date hereof and continue the prosecution of all applications therefore;

(d) timely perform and comply with, in all material respects, the provisions of all contracts, commitments or other obligations relating to or affecting the Purchased Assets or the Business;

(e) maintain and keep the Purchased Assets in at least as good condition and repair, ordinary wear and tear excepted, as the condition and repair of the Purchased Assets as of the date hereof,

(f) pay when due all Taxes imposed on it or its income, profit or assets or otherwise required to be paid by it, and pay when due any liability or charge which, if unpaid, might become a lien or charge upon any of the Purchased Assets, except to the extent any such Tax, liability or charge is being contested in good faith through appropriate proceedings;

(g) maintain in full force and effect and comply with, in all material respects, all Governmental Permits, certificates, governmental licenses, approvals and authorizations required under all laws in connection with the Business, and comply with all laws, rules and regulations applicable to the Business;

(h) confer with one or more representatives of Buyer as reasonably requested by Buyer to report operational matters of materiality and the general status of ongoing operations;

(i) duly comply in all material respects with all applicable laws, regulations and orders and shall not take or omit to take any action that would cause a default under or material breach of any material Contract, commitment or obligation of such member of Seller Group;

(j) maintain adequately capitalized insurance coverage for its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

(k) not enter into or amend any employment (excluding any changes to salaries of less than five percent), severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any Business Employees;

(l) not increase or decrease the aggregate number of the Business Employees and consultants by more than 5% without the prior written permission of Buyer;

(m) not enter into any agreement with a supplier providing for delivery to Seller or Seller Subsidiary of materials in amounts in excess of those which Seller or Seller Subsidiary, as applicable, using sound business judgment, reasonably project to be used during the next calendar quarter;

(n) not incur or agree to incur any Indebtedness;

(o) not enter into any lease binding on Seller Subsidiary;

(p) not incur or agree to incur any liability or obligation or enter into any agreement or transaction outside of the ordinary course of business;

(q) not mortgage, pledge, sell, lease, distribute, dispose of or otherwise encumber or convey any interest in any asset or property of Seller or Seller Subsidiary;

(r) not adopt or modify or pay any bonus, pension, profit sharing or other compensation plan, other than budgeted increases for Business Employees;

(s) not declare or pay any dividends or distribute cash or securities to its stockholders, make any direct or indirect redemption, purchase or other acquisition of any of its capital structure, or issue any additional shares of its capital stock, including without limitation, any change in authorized, issued or outstanding capital stock or any issuance, subdivision or reclassification of any shares of capital stock or issue any options, warrants, rights or other capital stock equivalents;

(t) not amend its certificate of incorporation or bylaws;

(u) not make any capital expenditures in excess of $10,000;

(v) not waive, release or transfer any right greater than $10,000 in aggregate value;

(w) not pay, compromise or settle any claim, action, suit or proceeding; and

(x) not take any other action (i) which would result in a Material Adverse Effect with respect to any member of Seller Group, the Purchased Assets or the Assumed Liabilities or (ii) which if taken prior to the date hereof would constitute a breach of any representation or warranty contained in this Agreement.

5.8. Company Covenant Not to Compete; Nonsolicitation.

(a) For a period of five years from and after the Closing Date, Seller will not and will cause its Affiliates, other than Seller’s stockholders, officers and directors and Seller Subsidiary, not to, other than in the performance of Seller’s obligations under this Agreement or the Ancillary Agreements, for its own account or for the account of others, directly or indirectly (i) engage in any business competing with the Business or the Purchased Assets, (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control of any person or entity who or which at any relevant time during such period is engaged in any business competing with the Business or the Purchased Assets, (iii) or manufacture, distribute, sell, offer or promote products competing with the product lines constituting the Business or the Purchased Assets.

(b) With regard to the Business or the Purchased Assets, for a period of five years from and after the Closing Date, Seller will not and will cause its Affiliates, other than Seller’s stockholders, officers and directors and Seller Subsidiary, not to, directly or indirectly, solicit or attempt to solicit any person or entity who is or has been a customer, supplier, licensor, licensee or business relation of the Business prior to or during such period to cease its particular business relationship with the Business or the Purchased Assets.

(c) The restrictive covenants contained in this Section are covenants independent of any other provision of this Agreement and the existence of any claim which any party to this Agreement may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. Seller and Buyer agree that the other’s remedies at law for any breach or threat of breach of the provisions of this Section will be inadequate, and that each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.8 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such party may be entitled at law or equity. In the event of litigation regarding the covenant not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which the party seeking to enforce this covenant seeks to enforce this covenant. Should any provisions of this Section 5.8 be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

5.9. Material Consents.

(a) Each member of Seller Group agrees to use reasonable best efforts to obtain prior to the Closing all of the consents of third Persons which have been disclosed, or are required to be disclosed, on Schedule 3.3 or Schedule 2.8, which consents shall be in a form reasonably satisfactory to Buyer.

(b) Notwithstanding Section 5.9(a), each member of Seller Group shall obtain prior to the Closing all of the consents of third Persons required to assign to Buyer the Contracts set forth on Schedule 5.9 which consents shall be in a form reasonably satisfactory to Buyer.

5.10. Notice to Customers. Each member of Seller Group agrees, in consultation with Buyer, to promptly notify customers of the Business of the consummation of the transactions contemplated by this Agreement and to reasonably assist Buyer, at Buyer’s expense, in making arrangements with such customers for the payment of the Accounts Receivable after the Closing Date in a manner satisfactory to Buyer.

5.11. Confidentiality. After the Closing, each Seller will, and will cause its Affiliates and stockholders to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly after the termination of the Escrow Period to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any member of Seller Group, its Affiliates or stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such member of Seller Group will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, any member of Seller Group, their Affiliates or stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Person shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

5.12. Estoppel Certificates. Seller shall obtain, prior to the Closing at Seller’s sole expense, estoppel certificates and lessor lien waivers (such estoppel certificates and waivers not to be conditioned on any increased rental, other payment, reduced term, or other change of lease terms), if applicable, in a form and substance reasonably acceptable to Buyer and dated a date occurring not more than five (5) days prior to the Closing Date (the “Estoppel Certificates”), from each real property lessor listed on Schedule 3.16 or any other lienholder of any kind related to the Business, the Assumed Liabilities or the Purchased Assets.

5.13. Accounts Receivable and Related Claims. From and after the Closing, Seller: (i) shall use commercially reasonable efforts to assist Buyer, and upon Buyer’s reasonable request at Buyer’s expense, in collecting the Accounts Receivable; and (ii) shall not (A) without the prior written consent of Buyer, waive or settle any claims or rights which constitute Purchased Assets, including, without limitation, claims with respect to Accounts Receivable, or (B) take any action to interfere with or impair the collection by Buyer of any claims or rights which constitute Purchased Assets, including, without limitation, claims with respect to Accounts Receivable.

5.14. Exclusive Dealing.

(a) During the term of this Agreement, Seller Group may not, directly or indirectly, through any officer, director, employee, representative, stockholder or agent of Seller, take any of the following actions with any party other than Buyer or its subsidiaries:

(i) solicit, initiate, encourage or respond to any request for information or any offer or inquiry from any other person regarding, or enter into any discussions, negotiations, agreements, understandings or arrangements for, the acquisition of (A) any or all of the assets of any member of Seller Group’s business (other than the sale of products in the ordinary course of business consistent with past practice or) and (B) any of the capital stock of Seller or Seller Subsidiary (any of the foregoing inquiries, proposals, or offers being an “Acquisition Proposal”);

(ii) seek, encourage, initiate, solicit or respond to any request for information or any offer or inquiry from any other Person regarding, or enter into any discussions, negotiations, agreements, understandings or arrangements for the establishment of an arrangement for, the distribution of products (other than in the ordinary course of business consistent with past practice) of any member of Seller Group; or

(iii) disclose the existence or content of the discussions between Seller Group and Buyer or the existence of this Agreement. In the event that after the date hereof Seller shall receive any request, offer or proposal, directly or indirectly, of the type referred to in clauses (i) or (ii) above, the Seller Group shall promptly inform Buyer as to any such offer or proposal; or

(iv) agree to, approve, or recommend any Acquisition Proposal.

(b) Any violation of the restrictions set forth in Section 5.14(a) by any director or officer of any member of Seller Group or any of any member of Seller Group’s financial advisers, attorneys, accountants, or other representatives, acting on behalf of member of Seller Group, shall be deemed a violation of Section 5.14(a) by Seller.

(c) Each member of Seller Group shall immediately cease and cause to be terminated any activities, discussions, or negotiations, existing on the date hereof, with any person with respect to any Acquisition Proposal, and will promptly request in writing that each such Person return or destroy all confidential information previously produced to that person by Seller or its subsidiaries.

(d) Each member of Seller Group shall immediately notify Buyer upon receipt by them or their advisers of any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books, or records thereof by any Person that informs Seller that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of the proposal, inquiry, or contact and the identity of the Person making the Acquisition Proposal or the request.

(e) In the event of a breach of this Section 5.14 by any member of Seller Group, Buyer may terminate this Agreement upon delivery of written notice to Seller, whereupon Seller Group shall immediately reimburse Buyer for its expenses incurred in connection with negotiating, drafting and performing due diligence in connection with this Agreement.

5.15. Settlement of Litigation.

In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, each party shall have the right, at its own expense, to participate therein, and the other parties will not settle any such litigation without the consent of such party, which consent will not be unreasonably withheld.

5.16. Intangible Asset Information.

Upon Buyer’s request, each member of Seller Group shall promptly provide Buyer with copies of records and such other information that Buyer deems necessary or desirable for the purpose of conducting an appraisal and due diligence of the intangible Purchased Assets, including the Business Intellectual Property (the “Appraisal”). Each member of Seller Group shall make available its officers and Business Employees, upon reasonable notice from Buyer and during normal business hours and upon not less than two Business Days prior written request for the purpose of assisting Buyer or its agents with such appraisal. Buyer shall reimburse the applicable member of Seller Group for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance.

5.17. Financial Statements.

Each member of Seller Group will provide Buyer with such financial information, including pro forma financial statements, as is necessary in order to permit Buyer to comply with securities law, financial and tax reporting and accounting requirements. Buyer shall reimburse the applicable member of Seller Group for all out-of-pocket costs and expenses incurred by such party in providing such information.

5.18. Governmental Permits.

Prior to, and if requested by Buyer, after Closing, each member of Seller Group shall use commercially reasonable efforts to transfer to Buyer all Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for or used to carry on the Business, the Purchased Assets, or to use and occupy any one or more of the Premises, as are currently being conducted, occupied or utilized by Seller Group or as will be conducted, occupied or utilized by Buyer immediately after Closing, which are required by currently effective laws, rules or regulations.

5.19. Satisfaction of Excluded Liabilities; Corporate Existence.

(a) As soon as reasonably possible following Closing, Seller shall pay and satisfy in full all Excluded Liabilities.

(b) Seller shall not complete the liquidation, dissolution or winding-up its affairs prior to the release pursuant to the terms of the Escrow Agreement of all monies held in the Escrow Fund.

5.20. Bulk Sales. Seller Group shall comply with all bulk sales laws applicable to the Sale.

ARTICLE VI

CLOSING

6.1. Conditions Precedent to Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be conditioned upon: (a) all governmental waivers, consents, orders and approvals legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in effect at the Closing Date, provided, however, that the failure of any party to obtain such consents or approvals shall not relieve such party of its obligation to consummate the transactions contemplated hereby if such failure is due to the default or delay of the party responsible for obtaining such consents and approvals; and (b) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction having been enacted, entered, promulgated or enforced by any court, governmental authority or regulatory body which restrains, prohibits or prevents the consummation of the transactions contemplated hereunder.

6.2. Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Buyer:

(a) Performance. Seller and Seller Subsidiary shall have performed in all material respects their respective agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Seller and Seller Subsidiary contained in this Agreement shall be true and correct in all material respects (except to the extent a materiality exception has already been taken, then such representations and warranties shall be true and correct in all respects) on and as of the date made and (except to the extent such representation speaks as of an earlier date) on and as of the Closing Date as if made at and as of such date, and Buyer shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Seller, in form and substance reasonably satisfactory to Buyer, to that effect.

(b) Secretary’s Certificates of Seller and Seller Subsidiary. Each member of Seller Group shall have delivered to Buyer a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, of the Secretary or an Assistant Secretary of such member of Seller Group certifying that: (i) attached thereto is a complete and correct copy of resolutions adopted by the Board of Directors of such member of Seller Group authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith and the Sale, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof; (ii) that the persons named therein are duly elected, qualified and acting officers of such member of Seller Group and that set forth therein is a genuine signature or true facsimile thereof for each such officer; and (iii) attached thereto is a complete and correct copy of resolutions adopted by the stockholders holding a sufficient amount of the outstanding capital stock of such member of Seller Group required to authorize and approve the Sale, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof.

(c) Good Standing Certificates of Seller and Seller Subsidiary. Each member of Seller Group shall have delivered to Buyer a certificate of good standing in dated not more than ten days before the Closing Date, certifying that such member of Seller Group is a corporation in good standing in its jurisdiction of formation; provided that in the case of Seller Subsidiary only, such certificate may be prepared and executed by Indian legal counsel rather than a Governmental Authority.

(d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would materially limit or adversely affect Buyer’s ownership or control of any of the Purchased Assets or the operation of the Business, and there shall not have been threatened, nor shall there by pending, any action or proceeding by or before any court or Governmental Authority or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or which might have a Material Adverse Effect.

(e) Liens. Buyer shall have received evidence of the cancellation and release of all Encumbrances in respect of the Purchased Assets, except for Permitted Encumbrances, along with evidence of the termination of any UCC-1 financing statements, or other such similar statements, acceptable to Buyer in their reasonable discretion.

(f) Absence of Material Adverse Effect. After the date hereof there shall not have occurred nor shall there exist any event or condition, which individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

(g) Ancillary Agreements. Seller shall have duly executed and delivered to Buyer the Escrow Agreement, and each member of Seller Group, as applicable, shall have duly executed and delivered to Buyer such other Ancillary Agreements as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(h) Satisfactory Instruments of Transfer. Each member of Seller Group shall have delivered to Buyer duly executed copies of all instruments and documents reasonably required on such member’s part to effectuate and consummate the transactions contemplated hereby, including, but not limited to, bills of sale, assumption agreements, assignment and assumption of leases and other conveyance documents, in form and substance reasonably satisfactory to Buyer, whereby all of Seller Group’s right, title and interest in and to the Purchased Assets and the Assumed Liabilities have been transferred and delivered to Buyer free and clear of any Encumbrances, other than Permitted Encumbrances.

(i) Required Consents. Each member of Seller Group shall have obtained all consents required to be obtained pursuant to Section 5.9(b), in form and substance reasonably satisfactory to Buyer.

(j) Opinion of Counsel. Buyer shall have received an opinion of each of Heller Ehrman White & McAuliffe, LLP, Seller’s counsel, and Jain, Christopher, Srikanth & Srikanth, Seller Subsidiary’s counsel, substantially in the forms attached hereto as Exhibit 6.2(j).

(k) Third Party Business Intellectual Property. Each member of Seller Group shall have used commercially reasonable efforts to have obtained Third Party Business Intellectual Property Licenses for all Third Party Business Intellectual Property.

(l) Restricted Person Agreements. Each Restricted Person shall have delivered the executed Restricted Person Agreement in the form attached hereto as Exhibit 6.2(l).

(m) Seller Subsidiary Share Purchase. (i) Seller shall have record and beneficial ownership of the Verma Share, free and clear of all Encumbrances; and (ii) R. Maniappan shall have delivered to Buyer or its nominee, free and clear of all Encumbrances record and beneficial ownership of the Maniappan Share.

(n) Transferred Employees. Prior to Closing, at least 50% of the Business Employees to whom Buyer has made offers of employment shall have agreed to employment with Buyer after the Closing Date.

(o) Bulk Sales. Seller Group shall have satisfied any requirements, and delivered to Buyer satisfactory evidence of compliance, of any bulk sales laws applicable to the Sale required to be satisfied prior to Closing pursuant to such law.

(p) Receipt of Advisors. Seller shall have delivered a receipt from Heller Ehrman White & McAuliffe, LLP, Jain, Christopher, Srikanth & Srikanth and Arbor Advisors, LLC acknowledging that all amounts owed to each of them by each member of Seller Group have been paid in full.

(q) FIRPTA Certificate of Seller.

Seller shall have delivered to Buyer an affidavit of Seller stating, under penalties of perjury, the Seller’s United States taxpayer identification number and that the Seller is not a foreign person for purposes of Section 1445 of the Code.

(r) Release of Seller Subsidiary Employees. Buyer shall have received from Seller a release executed by each management employee of Seller Subsidiary releasing Buyer and Seller from any claims arising prior to the Closing Date, and Seller shall use reasonable best efforts to obtain and deliver to Buyer at the Closing such a release executed by each non-management employee of Seller Subsidiary.

(s) Release of Thomas Engdahl. Seller shall have delivered to Buyer an executed release of Thomas Engdahl releasing Seller Group and Buyer from any claim to employment of from any claims against Buyer, Seller and Seller Subsidiary.

(t) Appointment of Seller Subsidiary Board Members. David A. Woodle and William T. Hanelly shall have been duly appointed and elected to the Board of Directors of Seller Subsidiary.

(u) Resignation of R. Maniappan. R. Maniappan shall have resigned from the Board of Directors of Seller Subsidiary.

(v) Recordation of Seller Subsidiary Lease. Buyer shall have receive proof of registration and proof of payment of all stamp duties and other Taxes, with respect to the Lease of the Leased Real Estate of the Seller Subsidiary.

6.3. Conditions Precedent to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Seller:

(a) Performance. Buyer shall have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except to the extent a materiality exception has already been taken, then such representations and warranties shall be true and correct in all respects) on and as of the date made and (except to the extent such representation speaks as of an earlier date) on and as of the Closing Date as if made at and as of such date, and Seller shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Buyer, in form and substance reasonably satisfactory to Seller, to that effect.

(b) Secretary’s Certificates of Buyer. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, of the Secretary or an Assistant Secretary of Buyer certifying (i) that attached thereto is a complete and correct copy of resolutions adopted by the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Buyer and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof, and (ii) that the persons named therein are duly elected, qualified and acting officers of Buyer and that set forth therein is a genuine signature or true facsimile thereof for each such officer.

(c) Good Standing Certificates of Buyer. Buyer shall have delivered to Seller a certificate of good standing dated not more than ten days before the Closing Date, certifying that such Buyer is a corporation in good standing in its jurisdiction of formation.

(d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there by pending, any action or proceeding by or before any court or Governmental Authority or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or which might have a Material Adverse Effect.

(e) Ancillary Agreements. Buyer shall have duly executed and delivered to Seller the Escrow Agreement and such other Ancillary Agreements as may be necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION; ESCROW

7.1. Survival of Representations and Warranties and Covenants.

(a) All of the representations, warranties and covenants of the parties contained in this Agreement or any agreement or instrument delivered in connection with Closing, except as set forth in Section 7.1(c), shall survive the Closing and continue in full force and effect for the applicable Survival Period.

(b) Except as set forth in Section 7.1(c), each party (an “Indemnifying Person”) agrees to indemnify and hold the other party and its respective affiliates, officers, directors, employees, representatives and agents (such other party and each of the foregoing persons or entities is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) harmless from any and all Damages suffered by them arising out of, related to or resulting from a breach by the Indemnifying Person of its representations, warranties and covenants contained in this Agreement, except as set forth in Section 7.1(c), after the Closing Date provided that the Indemnified Person makes a written claim in accordance with Section 7.1(g) for indemnification against the Indemnifying Person within such applicable Survival Period.

(c) Seller (an “Indemnifying Person” for purposes of this Section 7.1(c)) agrees to indemnify Buyer and its respective affiliates, officers, directors, employees, representatives and agents (each of such foregoing persons or entities being an “Indemnified Person” and collectively as “Indemnified Persons” for purposes of this Section 7.1(c)) for any and all Damages arising out of, related to or resulting from the Excluded Liabilities and Seller’s indemnification obligation shall be unlimited and shall survive for an indefinite period after the Closing Date.

(d) Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by the Indemnified Person after subtracting the cost of recovery and the amount of premiums paid by the Indemnified Person and making adjustment for any premium increases.

(e) Upon the first anniversary of the Closing Date, Buyer shall authorize the release to Seller of the balance remaining in the Escrow Fund. Notwithstanding the preceding sentence, in the event there is an unresolved claim made in accordance with Section 7.1(g) prior to the end of the applicable Survival Period, the Indemnified Person’s entitlement to an amount from the Escrow Fund shall continue, and Buyer shall notify Seller in writing as to the Projected Indemnity Amount as of such date. As promptly as practicable following delivery of such notice, an amount equal to (i) the amount of the Escrow Fund remaining as of such date minus (ii) an amount equal to the Projected Indemnity Amount, shall be released to Seller. Promptly after the final resolution of any such unresolved claim, Buyer will notify Seller in writing of the Projected Indemnity Amount as of such date after taking into account resolution of any such Claim. As promptly as practicable following delivery of such notice, an amount equal to the (i) the amount of the Escrow Fund remaining as of such date minus (ii) an amount equal to the Projected Indemnity Amount shall be released to the Seller. The “Projected Indemnity Amount” shall equal 1.2 times Buyer’s good faith estimate of the aggregated Damages with respect to a Claim.

(f) Notwithstanding any other provision of this Section 7.1, an Indemnified Person shall be entitled to indemnification hereunder in the full amount of Damages with respect to the breach of a representation or warranty by the Indemnifying Person only when the aggregate of all Damages from all such breaches of representations and warranties by the Indemnifying Person exceeds $250,000 (the “Threshold Amount”). Any qualifications and exceptions relating to materiality or material adverse effect with respect to any representations or warranties shall be disregarded for the purposes of determining whether an Indemnified Person shall be entitled to indemnification with respect to such representations or warranties.

(g) Indemnification Procedures. In the event that any Indemnified Person incurs or suffers any Damages with respect to which indemnification may be sought pursuant to this Section 7.1, the Indemnified Party must assert the claim by giving to the Indemnifying Party written notice stating the nature, basis and amount, if known of the claim (“Claim Notice”). Within thirty (30) days of receipt of the Claim Notice (“Response Period”), the Indemnifying Person shall respond to the Indemnified Person in writing to accept the claim or to dispute the claim, in which event such response shall provide specific detail of any allegations in the Claim Notice that are disputed. In the event that the Indemnifying Party fails to respond within the thirty-day period or elects not to dispute the Claim Notice, then such claim shall conclusively be deemed to be an obligation of the Indemnifying Party and shall be paid in full within 30 days following the end of the Response Period.

(h) Dispute Resolution. In the event of any controversy or dispute arising out of or relating to this Agreement or the Escrow Agreement, or any breach thereof, or any Claim Notice disputed pursuant to the procedure in Section 7.1(g) which the parties are unable to resolve through negotiation, the party asserting such claim or breach shall give written notice (the “Dispute Notice”) to each other party setting forth in reasonable detail the nature of such claim or alleged breach. Such dispute if not otherwise resolved by the parties shall be settled by arbitration before a single arbitrator selected by the parties in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held in the city and county of San Francisco, California. If the parties fail to agree upon an arbitrator within 15 days after the date of the Dispute Notice, then Seller and Buyer, shall select an arbitrator within the following 10 days, the two arbitrators selected by the parties shall select a third arbitrator within 20 days, and all three arbitrators shall arbitrate the controversy or claim. The results of the arbitration shall be final binding and not subject to appeal. Each party shall pay its own costs and expenses incurred in connection with this Section 7.1(h); provided that Buyer and Seller shall each pay one half of the fees for the arbitrator.

(i) Exclusive Remedy. The parties acknowledge and agree that after the Closing Date the foregoing indemnification provisions in this Section 7.1 shall be, with the exception of an intentional breach or fraud, claims brought pursuant to Sections 5.8, 5.11, 5.14 and 7.1(c) or claims for specific performance or equitable relief, the exclusive remedy of each party with respect to the breach of the representations, warranties and covenants of the other party contained in this Agreement. With the exception of an intentional breach or fraud, claims brought pursuant to Sections 5.8, 5.11, 5.14 and 7.1(c) or claims for specific performance or equitable relief, the maximum aggregate amount that all Indemnified Persons shall be entitled to recover from all Indemnifying Persons for breach of representations, warranties and covenants shall be the Escrow Fund.

ARTICLE VIII

TERMINATION

8.1. Termination. This Agreement may be terminated at any time before the Closing Date:

(a) Generally.

(i) by mutual written consent of Buyer and Seller; or

(ii) by Buyer or by Seller if the transactions contemplated hereby have not been consummated on or before June 30, 2004 (which date may be extended by the mutual written consent of Buyer and Seller), provided that such failure to consummate the transaction is not due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement.

(b) Seller’s Termination. Seller may terminate this Agreement if:

(i) any of the conditions set forth in Sections 6.1 or 6.3 shall become impossible to fulfill other than for reasons within the control of Seller, and such conditions shall not have been waived under Section 6.3; or

(ii) Buyer shall have: (A) failed to observe or perform in any material respect any of its covenants set forth in this Agreement that cannot be or has not been cured within 30 days of the giving of written notice to Buyer of such failure or, (B) breached a representation or warranty contained in Article IV or Article V hereof, and such breach cannot be or has not been cured within 30 days of the giving of written notice to Buyer of such breach, and the conditions set forth in Section 6.3(a) cannot be satisfied.

(c) Buyer’s Termination. Buyer may terminate this Agreement if:

(i) any of the conditions set forth in Sections 6.1 or 6.2 shall become impossible to fulfill other than for reasons within the control of Buyer, and such conditions shall not have been waived under Section 6.2; or

(ii) Seller shall have: (A) failed to observe or perform in any material respect any of their covenants set forth in this Agreement that cannot be or has not been cured within 30 days of the giving of written notice to Seller of such failure or, (B) breached a representation or warranty contained in Article III or Article V hereof, and such breach cannot be or has not been cured within 30 days of the giving of written notice to Seller of such breach, and either the condition set forth in Section 6.2(a) or the condition set forth in Section 6.2(b)(iii) cannot be satisfied.

8.2. Procedure and Effect of Termination. Upon termination of this Agreement by Seller or by Buyer under Section 8.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties. If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 5.16, this Section 8.2, Section 8.3 or Article IX, all of which shall survive the termination, or to the extent the termination is the direct result of a willful and material breach by the party of a representation, warranty, or covenant contained in this Agreement.

8.3. Waiver. At any time prior to the Closing Date, the parties hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any party hereto provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of the party granting such extension or waiver.

ARTICLE IX

MISCELLANEOUS

9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if shipped outside of the United States, two Business Days after delivery to DHL, Federal Express or other internationally recognized two-day international express carrier, if sent for immediate delivery with fee prepaid; (ii) if shipped within the United States, one Business Day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) upon receipt if sent via facsimile with receipt confirmed, or (iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:

If to Seller or Seller Subsidiary, to:

Alopa Networks, Inc.

435 Indio Way

Sunnyvale, CA 94085

Attn: Thomas Engdahl, Chief Executive Officer

Fax: (408) 331-1755

With a copy to:

Heller Ehrman White & McAuliffe LLP

2775 Sand Hill Road

Menlo Park, CA 94025

Attn: Stephen B. Thau

Fax: (650) 324-0638

If to Buyer, to:

C-COR.net Corp.

60 Decibel Road

State College, PA 16801

Attn: Chief Executive Officer

Fax No.: (814) 237-5574

and

Broadband Management Solutions, LLC

60 Decibel Road

State College, PA 16801

Attn: Chief Financial Officer

Fax No.: (814) 237-5574

and

Broadband Royalty Corporation

1105 North Market Street

Wilmington, Delaware 19801

Attn: President

Fax No.: (302) 427-7663

With a copy to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attn: Brian D. Doerner

Fax No.: (215) 864-8999

9.2. Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses which are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

9.3. Entire Agreement. The agreement of the parties, which is comprised of this Agreement and the Schedules hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. All Exhibits and Schedules referred to in this Agreement shall be attached hereto and are incorporated herein by reference.

9.4. Assignment; Binding Effect; Severability. This Agreement may not be assigned by any party hereto without the written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto.

The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use best efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

9.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.6. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the parties agrees to accept and be bound by facsimile signatures hereto.

9.7. Public Announcement. Neither Seller nor Buyer shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case such party shall use its best efforts to advise the other parties thereof and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to (a) implement the provisions of this Agreement, or (b) comply with accounting, securities laws and Securities and Exchange Commission disclosure obligations.

9.8. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall, (a) confer on any Person other than the parties hereto and its successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

9.9. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

9.10. Interpretation.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. The parties have participated jointly in the negotiation and drafting of this

Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

9.11. Amendments. No amendments, or variations of the terms or conditions of this Agreement shall be valid unless made in writing signed by all parties hereto.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, Buyer and Seller has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the day and year first written above.

SELLER

ALOPA NETWORKS, INC.

By:	/s/ Thomas Engdahl
Name:	Thomas Engdahl
Title:	President and CEO

SELLER SUBSIDIARY

ALOPA NETWORKS PRIVATE LTD.

By:	/s/ Vijaya Verma
Name:	Vijaya Verma
Title:

BUYER

C-COR.net CORP.

By:	/s/ David A. Woodle
David A. Woodle
Chief Executive Officer

BROADBAND ROYALTY CORPORATION

By:	/s/ George M. Savereno
George M. Savereno
President

BROADBAND MANAGEMENT SOLUTIONS, LLC

By:	/s/ William T. Hanelly
William T. Hanelly
Chief Financial Officer

SCHEDULES FOR ALOPA NETWORKS, INC.

Schedule 2.1	List of Assets

Schedule 2.3	Excluded Liabilities

Schedule 2.8	Non-Assignable Assets

Schedule 3.1	Organization and Authority

Schedule 3.3	No Violations

Schedule 3.4	Financial Statements

Schedule 3.5	Absence of Changes

Schedule 3.6	Assets

Schedule 3.8	Permits; Licenses

Schedule 3.10	Employee Matters

Schedule 3.11	Agreements

Schedule 3.13	No Undisclosed Liabilities

Schedule 3.15	Purchased Assets

Schedule 3.16	Real Estate

Schedule 3.17	Taxes

Schedule 3.18	Intellectual Property

Schedule 3.21	Transactions with Affiliates

Schedule 3.24	Seller Subsidiary

Schedule 5.5(a)	Employees and Employee Benefits; Options

Schedule 5.5(b)	Transferred Employees

Schedule 5.5(e)	Transition Employees

Schedule 5.9	Material Consents

The Registrant, C-COR.net Corp., hereby agrees to furnish supplementally a copy of the omitted, above-referenced schedules to the Securities and Exchange Commission, upon its request.